As filed with the Securities and Exchange Commission on July 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

SABRA HEALTH CARE REIT, INC.

(Exact Name of Registrant as Specified in its Governing Instrument)

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

(888) 393-8248

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Richard K. Matros

Chairman, President and Chief Executive Officer

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

(888) 393-8248

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andor D. Terner, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor Newport Beach, CA 92660 (949) 823-6900	William J. Whelan III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate Date of Commencement of Proposed Sale of Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	$172,500,000	$20,027.25

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase solely to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2011

PRELIMINARY PROSPECTUS

             Shares

Sabra Health Care REIT, Inc.

Common Stock

We are offering             shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBRA.” On July 8, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $16.75 per share.

The closing of this offering is not conditioned upon the consummation of our acquisition of the SNF Portfolio of four skilled nursing facilities as described in this prospectus.

We intend to elect to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes, commencing with our taxable year beginning on January 1, 2011. We believe that we are organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year beginning on January 1, 2011, and we intend to continue to be organized and to operate in such a manner. To assist us in qualifying as a REIT, among other reasons, stockholders are generally restricted from owning more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.9% in value of the aggregate of our outstanding stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 14 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds to Sabra Health Care REIT, Inc., before expenses

Delivery of the shares of common stock is expected to be made on or about                     , 2011. We have granted the underwriters an option for a period of 30 days to purchase an additional              shares of our common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             million, and the total proceeds to us, before expenses, will be $             million.

Joint Book-Running Managers

Jefferies	Citi

Co-Managers

Morgan Keegan
RBC Capital Markets
Stifel Nicolaus Weisel

Prospectus dated                     , 2011.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein. We have not, and the underwriters have not, authorized any other person to provide you with additional information or information different from that contained in this prospectus. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us and the documents incorporated by reference herein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been independently verified.

NEW SUN INFORMATION

This prospectus includes information regarding Sun Healthcare Group, Inc. (formerly known as SHG Services, Inc., and referred to in this prospectus as New Sun). New Sun is subject to the reporting requirements of the Securities and Exchange Commission, or the SEC, and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to New Sun provided in this prospectus has been provided by New Sun or derived from New Sun’s public filings. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only. New Sun’s filings with the SEC can be found at www.sec.gov.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus or incorporated by reference herein, and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the section titled “Risk Factors” and the information incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011. As used in this prospectus, unless otherwise specified or the context otherwise requires, the terms “Sabra,” “we,” “our,” and “us” refer to Sabra Health Care REIT, Inc. and its subsidiaries on a consolidated basis.

Our Company

We were incorporated on May 10, 2010 as a wholly owned subsidiary of Sun Healthcare Group, Inc., or Old Sun, a provider of nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies, which we refer to in this prospectus as the Separation. The Separation occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of SHG Services, Inc., or New Sun. Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger, which we refer to in this prospectus as the REIT Conversion Merger, and New Sun was renamed Sun Healthcare Group, Inc. Effective November 15, 2010, or the Separation Date, the Separation and REIT Conversion Merger were completed and Sabra and New Sun began operations as separate companies.

We did not have any operations prior to the Separation Date. Following the restructuring of Old Sun’s business and the completion of the Separation and REIT Conversion Merger, we became a self-administered, self-managed realty company that, directly or indirectly, owns and invests in real estate serving the healthcare industry. Our only operations during the year ended December 31, 2010 were for the period from the Separation Date through December 31, 2010. Our revenues for this period were $8.8 million and our total assets as of December 31, 2010 were $599.6 million. For the three months ended March 31, 2011, our revenues were $17.6 million and our total assets as of March 31, 2011 were $605.1 million.

As of March 31, 2011, our portfolio consisted of 86 properties (consisting of (i) 67 skilled nursing facilities, (ii) 10 combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community) and a mortgage note secured by a combined assisted living, independent living and memory care facility with 82 available beds located in Ann Arbor, Michigan. As of March 31, 2011, our real estate properties had a total of 9,603 licensed beds, or units, spread across 19 states. As of March 31, 2011, all of our real estate properties were leased to subsidiaries of New Sun under triple-net operating leases with expirations ranging from 10 to 15 years.

We expect initially to grow our portfolio through the acquisition of healthcare facilities, including skilled nursing facilities, senior housing facilities (which may include assisted living, independent living and continuing care retirement community facilities) and hospitals. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. For example, we expect to pursue the acquisition of medical office buildings and life science facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies). We plan to be opportunistic in our healthcare real estate investment strategy by investing in assets that provide attractive opportunities for dividend growth and appreciation of asset values, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value.

We are organized to qualify as a real estate investment trust, or REIT, and we intend to elect to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning on January 1, 2011. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by Sabra Health Care Limited Partnership, or the Operating Partnership, of which we are the sole general partner, or by subsidiaries of the Operating Partnership.

Our principal executive office is located at 18500 Von Karman Avenue, Suite 550, Irvine, CA 92612, and the telephone number of our principal executive office is (888) 393-8248.

Recent Developments

Agreement to Purchase SNF Portfolio

On July 8, 2011, we entered into an agreement, which we refer to in this prospectus as the SNF Purchase Agreement, to purchase four skilled nursing facilities from Peninsula Healthcare Services, LLC; Broadmeadow Investment LLC; Capitol Nursing & Rehabilitation Center, L.L.C.; and Pike Creek Healthcare Services LLC, or collectively, the Sellers, for $97.5 million. The four skilled nursing facilities—Broadmeadow Healthcare, Capitol Healthcare, Pike Creek Healthcare and Renaissance Healthcare, or the SNF Portfolio—are located in Delaware, range in age from two to 15 years and have a combined total of 500 beds. In connection with the proposed acquisition, which we refer to in this prospectus as the SNF Portfolio Acquisition, we, through an indirect wholly owned subsidiary, expect to enter into one or more new 15-year triple-net lease agreements, or collectively, the Lease, with the Sellers or one or more affiliates of the Sellers, which is expected to provide an initial yield on cash rent of 8.75%. The Lease is expected to provide annual rent escalations of 3.0% and two five-year renewal options resulting in annual lease revenues determined in accordance with U.S. generally accepted accounting principles, or GAAP, of $10.6 million. We expect to fund the SNF Portfolio Acquisition with available cash and a portion of the proceeds to us from this offering and to close the SNF Portfolio Acquisition in the third quarter of 2011.

Acquisition of Oak Brook Health Care Center

On June 30, 2011, we closed the purchase of Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas. In connection with the acquisition, we entered into a new 15-year triple-net lease agreement with the current operator. The lease provides annual rent escalations of 2.5% and three 10-year renewal options resulting in GAAP annual lease revenues of $1.3 million. The purchase price of $11.3 million was funded from our available cash and will provide an initial yield on cash rent of 9.5%.

Acquisition of Texas Regional Medical Center at Sunnyvale

On May 3, 2011, we closed the purchase of Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas. The facility opened to the public in September 2009 and is leased pursuant to a triple-net lease to Texas Regional Medical Center Ltd., a partnership that includes approximately 75 physicians who practice at the hospital. In connection with the acquisition, we assumed the landlord position in the existing triple-net lease that expires in September 2034. The lease provides for a 6% rent escalator every five years beginning in September 2014, resulting in GAAP annual lease revenues of $6.6 million, and two five-year renewal options with annual rent of 106% of the previous year’s rent. The purchase price of $62.7 million was funded from our available cash and will provide an initial yield on cash rent of 9.25%.

Acquisition of Hillside Terrace Mortgage Note

On March 25, 2011, we purchased, at a discount, a defaulted mortgage note secured by a combined assisted living, independent living and memory care facility located in Ann Arbor, Michigan, for $5.3 million. Cash flows from the underlying collateral are currently adequate to cover the operating costs of the facility and to make the monthly debt service payment of $54,250. We are in negotiations with the borrower to accept a deed-in-lieu of foreclosure; however, we have also commenced proceedings to obtain the facility through a judicial foreclosure process in Michigan in the event our negotiations with the borrower are unsuccessful. We are also in the process of securing a new tenant for the operations.

Our Industry

We operate as a REIT that invests in income-producing healthcare facilities, principally long-term care facilities, located in the United States. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector. We focus primarily on the approximately $137 billion (as of December 2009) United States nursing home industry and other senior housing segments such as assisted living and independent living facilities. According to the American Health Care Association, the nursing home industry was comprised of approximately 15,679 facilities with approximately 1.7 million Medicare certified beds in the United States as of March 2011. The nursing home industry is highly fragmented. As of March 2011, the four largest for-profit chains accounted for 11.0% of industry revenues and the largest for-profit chain represented 3.8% of total revenue.

The primary growth drivers for the long-term care industry are expected to be the aging of the population and increased life expectancies. According to the United States Census Bureau, the number of Americans aged 65 or older is projected to increase from approximately 40.1 million in 2010 to approximately 54.3 million by 2020, representing a compounded annual growth rate of 3.1%. In addition to positive demographic trends, we expect demand for services provided by skilled nursing facilities to continue increasing due to the impact of cost containment measures adopted by the federal government that encourage patient treatment in more cost-effective settings, such as skilled nursing facilities. As a result, high acuity patients that previously would have been treated in long-term acute care hospitals and inpatient rehabilitation facilities are increasingly being treated in skilled nursing facilities. According to the Centers for Medicare & Medicaid Services, or CMS, nursing home expenditures are projected to grow from approximately $137 billion in 2009 to approximately $246 billion in 2019, representing a compounded annual growth rate of 6.0%. We believe that these trends will support an increasing demand for long-term care services, which in turn will support an increasing demand for our properties.

Portfolio of Healthcare Properties

We have a geographically diverse portfolio of healthcare properties in the United States that offer a range of long-term care health services in the areas of skilled nursing, assisted and independent living and mental health. Of the 86 properties we owned as of March 31, 2011, we owned fee title to 80 properties and title under long-term ground leases for six properties.

Our portfolio consisted of the following types of healthcare facilities as of March 31, 2011:

■

Skilled nursing facilities. Skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities. As of March 31, 2011, Rehab Recovery Suites, which specialize in Medicare and managed care patients, were located in 30 of the skilled nursing facilities that we owned and leased to subsidiaries of New Sun. As of March 31, 2011, Solana Alzheimer’s units, which are dedicated to the care of residents afflicted with Alzheimer’s disease, were located in 21 of the skilled nursing facilities that we owned and leased to subsidiaries of New Sun.

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Assisted living facilities. Assisted living facilities provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Assisted living facilities permit residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. Assisted living facilities typically are comprised of one and two bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one regular monthly fee usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times.

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Independent living facilities. Independent living facilities are age-restricted multi-family properties with central dining facilities that provide services that include security, housekeeping, nutrition and limited laundry services. Our independent living facilities are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. Independent living facilities typically offer several services covered under a regular monthly fee.

■	Mental health facilities. Mental health facilities provide a range of inpatient and outpatient behavioral health services for adults and children through specialized treatment programs.

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Continuing care retirement community. Continuing care retirement communities, or CCRCs, provide, as a continuum of care, the services described above for independent living facilities, assisted living facilities and skilled nursing facilities in an integrated campus, under long-term contracts with the residents.

Geographic and Property Type Diversification

The following tables display the distribution of our licensed beds/units and the geographic concentration of our real estate investments by property type as of March 31, 2011:

Distribution of Licensed Beds/Units (1) (2)

STATE	TOTAL NUMBER OF PROPERTIES	SKILLED NURSING	ASSISTED LIVING	INDEPENDENT LIVING	MENTAL HEALTH	TOTAL	% OF TOTAL
New Hampshire	15	1,131	474	—	—	1,605	16.7%
Connecticut	10	1,327	23	49	—	1,399	14.6
Kentucky	15	976	172	—	—	1,148	12.0
Ohio	8	954	—	—	—	954	9.9
Florida	5	660	—	—	—	660	6.9
Oklahoma	5	441	71	12	60	584	6.1
Montana	4	538	—	—	—	538	5.6
New Mexico	3	190	120	60	—	370	3.9
Colorado	2	362	—	—	—	362	3.8
Georgia	2	310	—	—	—	310	3.2
California	3	301	—	—	—	301	3.1
Massachusetts	3	301	—	—	—	301	3.1
Idaho	3	229	16	—	22	267	2.8
Rhode Island	2	261	—	—	—	261	2.7
West Virginia	2	185	—	—	—	185	1.9
Tennessee	1	134	—	—	—	134	1.4
North Carolina	1	100	—	—	—	100	1.0
Indiana	1	88	—	—	—	88	0.9
Washington	1	—	36	—	—	36	0.4

Total	86	8,488	912	121	82	9,603	100.0%

% of Total Beds/Units		88.4%	9.5%	1.3%	0.8%	100.0%

(1)

On May 3, 2011, we acquired Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas, and on June 30, 2011, we acquired Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas. Accordingly, the information regarding these facilities is not included in this table.

(2)

“Licensed Beds” refer to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy percentage. Available beds aggregated 9,265.

Geographic Concentration—Property Type (1)

STATE	SKILLED NURSING	MULTI- LICENSE DESIGNATION	ASSISTED LIVING	INDEPENDENT LIVING	MENTAL HEALTH	CCRC	TOTAL	% OF TOTAL
Kentucky	11	2	2	—	—	—	15	17.4%
New Hampshire	8	5	2	—	—	—	15	17.4
Connecticut	8	1	—	1	—	—	10	11.6
Ohio	8	—	—	—	—	—	8	9.3
Florida	5	—	—	—	—	—	5	5.8
Oklahoma	3	1	—	—	1	—	5	5.8
Montana	4	—	—	—	—	—	4	4.7
California	3	—	—	—	—	—	3	3.5
Idaho	1	1	—	—	1	—	3	3.5
Massachusetts	3	—	—	—	—	—	3	3.5
New Mexico	2	—	—	—	—	1	3	3.5
Colorado	2	—	—	—	—	—	2	2.3
Georgia	2	—	—	—	—	—	2	2.3
Rhode Island	2	—	—	—	—	—	2	2.3
West Virginia	2	—	—	—	—	—	2	2.3
Indiana	1	—	—	—	—	—	1	1.2
North Carolina	1	—	—	—	—	—	1	1.2
Tennessee	1	—	—	—	—	—	1	1.2
Washington	—	—	1	—	—	—	1	1.2

Total	67	10	5	1	2	1	86	100.0%

(1)

On May 3, 2011, we acquired Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas, and on June 30, 2011, we acquired Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas. Accordingly, the information regarding these facilities is not included in this table.

Occupancy Trends

The following table sets forth the occupancy percentage for our properties for the periods indicated.

	OCCUPANCY % (1) (2)
	THREE MONTHS ENDED MARCH 31, 2011	THREE MONTHS ENDED MARCH 31, 2010	YEAR ENDED DECEMBER 31,
			2010	2009	2008	2007
Skilled Nursing	87.8%	89.5%	87.7%	89.7%	90.4%	91.0%
Multi-License Designation	90.1	91.4	91.5	92.5	93.7	93.2
Assisted Living	89.1	87.9	88.2	91.3	94.6	97.8
Mental Health	86.6	80.0	83.9	81.5	82.6	79.9
Independent Living	98.7	80.3	88.7	79.4	92.4	96.8
CCRC	83.6	87.2	85.5	87.4	85.7	85.5

Total	88.1%	89.5%	88.2%	90.0%	90.9%	91.4%

(1)

On May 3, 2011, we acquired Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas, and on June 30, 2011, we acquired Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas. Accordingly, the information regarding these facilities is not included in this table.

(2)

The percentages are computed by dividing the average daily number of beds occupied by the total number of available beds for use during the periods indicated (beds of acquired facilities are included in the computation following the date of acquisition only).

You should not rely upon occupancy percentages, either individually or in the aggregate, to determine the performance of a facility. Other factors that may impact the performance of a facility include the sources of payment, terms of reimbursement and the acuity level of the patients (i.e., the condition of patients that determines the level of skilled nursing and rehabilitation therapy services required).

Skilled Mix Trends

The following table sets forth the skilled mix of our properties for the periods indicated.

	SKILLED MIX % (1)
	THREE MONTHS ENDED MARCH 31, 2011	THREE MONTHS ENDED MARCH 31, 2010	YEAR ENDED DECEMBER 31,
			2010	2009	2008	2007
Skilled Mix (as a percentage of revenue)	39.6%	35.9%	39.5%	39.4%	39.2%	35.9%

(1)	Skilled mix is defined as the total Medicare and non-Medicaid managed care patient revenues divided by the total skilled nursing revenues of our properties for any given period.

Tenant Overview

As of March 31, 2011, all of our properties were operated by subsidiaries of New Sun. Our properties are leased to subsidiaries of New Sun pursuant to triple-net leases that are guaranteed by New Sun. New Sun is a healthcare services company, serving principally the senior population through its various subsidiaries. As of March 31, 2011, New Sun’s subsidiary SunBridge Healthcare and its subsidiaries operated 163 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers with an aggregate of 22,916 licensed beds in 25 states. Other New Sun subsidiaries include: SunDance Rehabilitation, which provides rehabilitation therapy services to affiliated and non-affiliated centers in 36 states; CareerStaff Unlimited, which provides medical staffing services in 39 states; and SolAmor Hospice, which provides hospice services in 10 states.

Our lease agreements with subsidiaries of New Sun provide for an initial term of between 10 and 15 years with no purchase options. At the option of New Sun, these lease agreements may be extended for up to two five-year renewal terms beyond the initial term and, if elected, the renewal will be effective for all of the leased property then subject to the applicable lease agreement. Amounts due under these lease agreements are fixed (except for an annual rent escalator described below), and there is no contingent rental income based upon the revenues, net income or other measures which may be derived by subsidiaries of New Sun from our properties. Under our lease agreements with subsidiaries of New Sun, there is an annual rent escalator equal to the product of (a) the lesser of the percentage change in the Consumer Price Index (but not less than zero) or 2.5%, and (b) the prior year’s rent. The annual aggregate base rent payable for 2011 under these lease agreements is approximately $70.4 million.

Competitive Strengths

We believe the following competitive strengths will contribute significantly to our success:

Geographically Diverse and Stable Property Portfolio

As of March 31, 2011, our portfolio of 86 properties, comprising 9,603 licensed beds, was broadly diversified by location across 19 states. The properties in any one state did not account for more than 17% of our total licensed beds as of March 31, 2011, and the properties in any one state did not account for more than 18.5% of our rental revenue during the three months ended March 31, 2011. We also hold a mortgage note secured by a combined assisted living, independent living and memory care facility with 82 available beds located in Ann Arbor, Michigan. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. The annual occupancy percentage of the properties in our portfolio has remained stable at between 88.1% and 91.4% between January 1, 2007 and March 31, 2011.

Financially Secure Tenants

As of March 31, 2011, New Sun’s subsidiaries were our only tenants. New Sun is an established provider of specialty healthcare services with strong financial performance. As of March 31, 2011, New Sun, through its subsidiaries, operated 199 inpatient centers spread across 25 states. New Sun has a diverse source of payors and a diverse business mix, including skilled nursing, assisted living and mental health services. New Sun’s operations stand to benefit from attractive industry fundamentals, including an aging population and a shift in patient care to skilled nursing facilities. New Sun’s reported net revenues and adjusted, normalized earnings before interest, depreciation, amortization and rent were $1.9 billion and $250.6 million, respectively, for the year ended December 31, 2010 and $483.9 million and $63.9 million, respectively, for the three months ended March 31, 2011. As of March 31, 2011, New Sun reported available cash and cash equivalents of $85.6 million, $153.4 million in borrowings and $60.0 million available under its revolving credit facility. New Sun’s management team has a proven track record of public company performance. Additionally, New Sun is publicly traded and is subject to SEC reporting requirements, which provide ongoing transparency regarding its operating and financial performance.

Long-Term, Triple-Net Lease Structure

As of March 31, 2011, all of our real estate properties were leased to subsidiaries of New Sun under triple-net operating leases guaranteed by New Sun and with expirations ranging from 10 to 15 years, pursuant to which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. As of March 31, 2011, the leases had a weighted-average remaining term of 11 years. We retain substantially all of the risks and benefits of ownership of the real estate assets leased to tenants.

Strong Relationships with Operators

The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of skilled nursing and senior housing facilities across the United States. This extensive network has been built by our management team through over 20 years of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the skilled nursing and senior housing industries. We intend to work collaboratively with our operators to help them achieve their growth and business objectives. We believe these strong relationships with operators will allow us to effectively source investment opportunities.

Ability to Identify Talented Operators

As a result of our management team’s operating experience, network of relationships and industry insight, we have been able and expect to continue to be able to identify qualified local, regional and national operators. We seek operators who possess local market knowledge, demonstrate hands-on management, have proven track records and emphasize patient care. We believe our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, emphasis on care and operating efficiency.

Significant Experience in Proactive Asset Management

The members of our management team have significant experience developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate assets. We are able to utilize this experience and expertise to provide our operators, when requested, with significant assistance in the areas of marketing, development, facility expansion and strategic planning. We actively monitor the operating results of our tenants and, when requested, will work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators.

Experienced Management Team

Although our management team has limited experience in operating a REIT, it has extensive healthcare and real estate experience. Richard K. Matros, Chairman, President and Chief Executive Officer of Sabra, has more than 20 years of experience in the acquisition, development and disposition of skilled nursing facilities and other healthcare facilities, including nine years at Old Sun. Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary of Sabra, is a finance professional with more than 10 years of experience in both the provision of healthcare services and healthcare real estate. Talya Nevo-Hacohen, Executive Vice President, Chief Investment Officer and Treasurer of Sabra, is a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, including three years of experience managing and implementing the capital markets strategy of an S&P 500 healthcare REIT. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Flexible UPREIT Structure

We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by the Operating Partnership or by subsidiaries of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure allows us to acquire assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Business Strategies

We pursue business strategies focused on opportunistic acquisitions and property diversification. We do not currently have a fixed schedule of the number of acquisitions we intend to make over a particular time period, but instead we pursue those acquisitions that meet our investing and financing strategy and that are attractively priced. We also intend to further develop our relationships with tenants and healthcare providers with a goal to progressively expand the mixture of tenants managing and operating our properties.

The key components of our business strategies include:

Diversify Asset Portfolio

We expect to diversify through the acquisition of new properties. We are employing what we believe to be a disciplined, opportunistic acquisition strategy with an initial focus on the acquisition of skilled nursing facilities, senior housing facilities and hospitals. Over time, we expect to pursue the acquisition of other healthcare property types, such as medical office buildings and life sciences facilities (commercial facilities that are primarily focused on life sciences research, development or commercialization, including properties that house biomedical and medical device companies). As we acquire additional properties, we expect to further diversify by geography, asset class and tenant within the healthcare sector.

Maintain Balance Sheet Strength and Liquidity

We seek to maintain a capital structure that provides the resources and flexibility to support the growth of our business. Further, we expect to opportunistically seek access to U.S. government agency financing, including through Fannie Mae and HUD. We intend to maintain a mix of credit facility debt, mortgage debt and unsecured term debt which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our operations.

Develop New Tenant Relationships

We seek to cultivate our relationships with tenants and healthcare providers in order to expand the mixture of tenants operating our properties and, in doing so, to reduce our dependence on any single tenant or operator. We expect that this objective will be achieved over time as part of our overall strategy to acquire new properties and further diversify our overall portfolio of healthcare properties.

Capital Source to Underserved Operators

We believe that there is a significant opportunity to be a capital source to healthcare operators through the acquisition and leasing of healthcare properties that are consistent with our investment and financing strategy, but that, due to size and other considerations, are not a focus for larger healthcare REITs. We utilize our management team’s operating experience, network of relationships and industry insight to identify financially strong and growing operators in need of capital funding for future growth. In appropriate circumstances, we may negotiate with operators to acquire individual healthcare properties from those operators and then lease those properties back to the operators pursuant to long-term triple-net leases.

Strategic Capital Improvements

We intend to continue to support operators by providing capital to them for a variety of purposes, including for capital expenditures and facility modernization. We expect to structure these investments as either lease amendments that produce additional rents or as loans that are repaid by operators during the applicable lease term.

Pursue Strategic Development Opportunities

We intend to work with our operators to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may have become less competitive. We also intend to identify new development opportunities that present attractive risk-adjusted returns.

THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	shares (or shares of common stock if the underwriters exercise their over-allotment option in full).

Use of proceeds	The total proceeds to us, before expenses, from this offering are expected to be approximately $142.1 million (or approximately $163.4 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions, based on an assumed offering price of $ per share, which was the closing price of our common stock on , 2011. We intend to contribute the proceeds to us from this offering to the Operating Partnership, which will in turn use a portion of the proceeds to fund the aggregate purchase price for the SNF Portfolio as more fully described in “Use of Proceeds.” The remaining proceeds to us, or if the SNF Portfolio Acquisition is not consummated, all of the proceeds to us from this offering, will be used to fund possible future acquisitions or for general corporate purposes. Pending such uses, we may invest the proceeds to us from this offering in interest-bearing short-term investments, including money market funds and/or accounts, that are consistent with our intention to qualify as a REIT. See “Use of Proceeds.”

Dividend policy	We expect to make quarterly distributions in cash for the remainder of 2011 in an amount equal to at least $0.32 per share of common stock, but in no event will the annual dividend be less than 90% of our taxable income on an annual basis (excluding net capital gains).

All distributions will be made by us at the discretion of our board of directors and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which include limits on distributions by us), applicable law, and other factors as our board of directors deems relevant. For more information, see “Dividend Policy.”

NASDAQ Global Select Market symbol	“SBRA”

Ownership and transfer restrictions	In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Code, among other reasons, our charter generally prohibits, among other things and subject to certain exemptions, any person or entity from beneficially owning, or being deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock or more than 9.9% in value of our outstanding stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus and incorporated by reference in this prospectus before investing in our common stock.

The number of shares of common stock to be outstanding after this offering is based on 25,138,248 shares outstanding as of July 8, 2011.

The number of shares of our common stock outstanding immediately after this offering excludes:

■	404,410 shares of common stock issuable upon exercise of stock options outstanding under our 2009 Performance Incentive Plan and 2004 Equity Incentive Plan;

■

560,750 shares of common stock issuable upon vesting of restricted stock units or upon the payment of restricted stock units that have been deferred, which are outstanding under our 2009 Performance Incentive Plan and 2004 Equity Incentive Plan; and

■	1,451,979 additional shares of common stock reserved for issuance under our 2009 Performance Incentive Plan.

If the underwriters exercise their over-allotment option in full, we will issue an additional             shares. Unless otherwise stated, all information contained in this prospectus assumes the common stock to be sold in this offering is to be sold at $             per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on                     , 2011, and no exercise of this over-allotment option.

SELECTED FINANCIAL AND OPERATING DATA

The table below sets forth selected financial and operating data as of and for each of the periods indicated. You should read the following selected financial and operating data in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, each of which is incorporated by reference into this prospectus. The financial data as of and for the three months ended March 31, 2011 is derived from our unaudited consolidated financial statements and are not necessarily indicative of results for any future period.

	AS OF MARCH 31, 2011	AS OF DECEMBER 31, 2010
	(Dollars in thousands)
BALANCE SHEET DATA
Total real estate investments, net	$476,222	$482,297
Cash and cash equivalents	$80,210	$74,233
Total assets	$605,069	$599,559
Mortgage notes payable	$160,676	$161,440
Senior unsecured notes payable	$225,000	$225,000
Total liabilities	$425,146	$422,026
Total stockholders’ equity	$179,923	$177,533

	THREE MONTHS ENDED MARCH 31, 2011	SEPARATION DATE THROUGH DECEMBER 31, 2010
	(Dollars in thousands, except per share data)
OPERATING DATA
Total revenues	$17,601	$8,795
Net income	$1,248	$7
Net income per common share—basic	$0.05	$0.00
Net income per common share—diluted	$0.05	$0.00

OTHER DATA
Cash flows provided by operations	$12,458	$6,592
Cash flows provided by (used in) investing activities	$(5,415)	$67,118
Cash flows provided by (used in) financing activities	$(1,066)	$523

Weighted-average number of common shares outstanding, basic	25,136,140	25,110,936
Weighted-average number of common shares outstanding, diluted—net income and FFO	25,211,585	25,186,988
Weighted-average number of common shares outstanding, diluted—AFFO	25,694,787	25,645,131
FFO (1)	$7,334	$3,141
Diluted FFO per common share (1)	$0.29	$0.12
AFFO (1)	$9,058	$3,706
Diluted AFFO per common share (1)	$0.35	$0.14

(1)

We believe that net income as defined by GAAP is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, and adjusted funds from operations, or AFFO (and related per share amounts) are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding non-cash revenues (including straight-line rental income adjustments and amortization of acquired above/below market lease intangibles), non-cash expenses (including stock-based compensation expense and amortization of deferred financing costs) and acquisition pursuit costs. We believe that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, and, for AFFO, by excluding non-cash revenues (including straight-line rental income adjustments and amortization of acquired above/below market lease intangibles), non-cash expenses (including stock-based compensation expense and amortization of deferred financing costs) and acquisition pursuit costs, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent net income or cash flows from operations as defined by GAAP and should not be considered an alternative to those measures in evaluating our operating performance or liquidity. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the three months ended March 31, 2011 and for the period from the Separation Date through December 31, 2010, to net income, the most directly comparable GAAP financial measure, for the same periods (dollars in thousands, except per share amounts):

	THREE MONTHS ENDED MARCH 31, 2011	SEPARATION DATE THROUGH DECEMBER 31, 2010
Net income	$1,248	$7
Depreciation and amortization of real estate assets	6,086	3,134

FFO	7,334	3,141
Acquisition pursuit costs	87	—
Stock-based compensation expense	1,142	335
Amortization of deferred financing costs	495	230

AFFO (a)	$9,058	$3,706

Diluted FFO per common share	$0.29	$0.12

Diluted AFFO per common share	$0.35	$0.14

Weighted-average number of common shares outstanding, diluted
FFO	25,211,585	25,186,988

AFFO	25,694,787	25,645,131

(a)

AFFO does not include adjustments to FFO for straight-line rental income adjustments or amortization of acquired above/below market lease intangibles as such items were not applicable for the periods presented.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and the risks we have highlighted in other sections of this prospectus. If any of the risks discussed in or incorporated by reference in this prospectus occurs, our business, financial condition, liquidity, or results of operations could be materially and adversely affected.

Risks Relating to Our Common Stock

We may experience volatility in the market price of our common stock.

The market price of our common stock has fluctuated significantly and may continue fluctuating significantly. Between November 15, 2010, the date of the Separation and REIT Conversion Merger, and July 8, 2011, the market price of our stock ranged from a high of $19.31 per share to a low of $15.85 per share. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein and those incorporated by reference herein, some of the reasons for the fluctuations in our stock price include:

■	our operating performance and the performance of other similar companies;

■	actual or anticipated changes in our business, operations, and prospects;

■	legislative or other regulatory developments, including regulations proposed or issued by the Centers for Medicare and Medicaid Services;

■	the hiring or departure of key personnel;

■	announcements or activities by our competitors;

■	proposed acquisitions by us or our competitors;

■

financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other healthcare or real estate-based companies, or the healthcare industry in general;

■	increases in market interest rates that lead investors in our common stock to demand a higher yield;

■	adverse judgments or settlements obligating us to pay damages;

■	the failure to qualify for and maintain REIT qualification;

■	acts of war, terrorism, or national calamities;

■	industry, domestic, and international market and economic conditions;

■	decisions by investors to de-emphasize investment categories, groups, or strategies that include our company or industry; and

■	low trading volume of our common stock.

In addition, the stock market has experienced significant price and volume fluctuations over the past several years. The fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management, or otherwise harm our business.

Future offerings of debt securities, which would be senior to our common stock, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources by making additional offerings of debt or equity securities, including senior or subordinated notes and classes of preferred stock. Upon our liquidation, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the stock holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the value of our common stock and diluting the value of their stock holdings in us.

Risks Relating to this Offering

The SNF Portfolio Acquisition may not be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the SNF Portfolio Acquisition.

Although we expect to close the SNF Portfolio Acquisition in the third quarter of 2011, the SNF Portfolio Acquisition may not be completed in accordance with the anticipated timing or at all. In order to consummate the SNF Portfolio Acquisition, we must complete our due diligence investigation of the SNF Portfolio. The SNF Purchase Agreement also contains customary closing conditions, which may not be satisfied or waived. In addition, under circumstances specified in the SNF Purchase Agreement, we or the sellers may terminate the SNF Purchase Agreement. Under the terms of the SNF Purchase Agreement, we will make an earnest money deposit of $2 million, which we may forfeit in some circumstances if we fail to complete the acquisition.

The closing of this offering is not conditioned on the consummation of the SNF Portfolio Acquisition. Therefore, upon the closing of this offering, you will become a holder of our common stock irrespective of whether the SNF Portfolio Acquisition is consummated or delayed. If the SNF Portfolio Acquisition is not consummated, shares of our common stock that you have purchased in this offering will not reflect any interest in the SNF Portfolio, and if the SNF Portfolio Acquisition is delayed, this interest will not be reflected during the period of delay. If this offering is consummated and the SNF Portfolio Acquisition is not consummated, your expected earnings per share of our common stock may be significantly reduced. Also, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the SNF Portfolio Acquisition will be consummated and that we will realize certain anticipated benefits of the SNF Portfolio Acquisition.

We expect to seek to raise additional proceeds in one or more additional equity offerings or incur additional debt.

We expect to seek to raise additional proceeds for future acquisitions in one or more additional equity offerings or incur additional debt. Additional issuances of our common stock, or the perception that such issuances could occur, may cause prevailing market prices to decline and may adversely affect our ability to raise additional proceeds at a time and price favorable to us. Any additional future issuance of our common stock will also reduce the percentage of our common stock owned by investors purchasing shares in this offering that do not participate in such future issuances. Further, our ability to incur additional indebtedness is subject to certain restrictions in the indenture governing our $225.0 million of 8.125% senior notes due 2018, or the Senior Notes, and our senior secured revolving credit facility, and we may not be able to obtain such financing on terms favorable to us or at all.

With the exception of the SNF Purchase Agreement, we have not yet executed binding purchase commitments covering properties to be acquired with the proceeds to us from this offering and, therefore, it may be difficult to evaluate the allocation of such proceeds or the economic merits of our investments prior to making an investment decision.

We intend to use the remaining proceeds to us from this offering after funding the SNF Portfolio Acquisition, or if the SNF Portfolio Acquisition is not consummated, all of the proceeds to us from this offering, to fund possible future acquisitions or for general corporate purposes. We expect that the focus of any future acquisitions will be on the acquisition of healthcare facilities, including skilled nursing facilities, senior housing facilities (which may include assisted living, independent living and continuing care retirement community facilities) and hospitals, that are diversified by geography, asset class and tenant. However, with the exception of the SNF Purchase Agreement, we have not yet executed binding purchase commitments with respect to any acquisitions we intend to fund, in whole or in part, with the proceeds to us from this offering. As a result, you will be unable to evaluate the allocation of the proceeds from this offering and, accordingly, you will not be able to assess the economic merits of our future acquisitions before making an investment decision with respect to our common stock. In addition, our acquisitions will be approved by our board of directors or by our management pursuant to authority delegated by our board of directors, and our stockholders will not have input into such decisions. As a result, we may use the proceeds to us from this offering to make acquisitions or other investments with which you do not agree. These factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock. The failure of our management to apply the proceeds from this offering effectively or to pursue acquisitions that meet our business strategy in sufficient time or on acceptable terms could result in unfavorable returns or cause a material adverse effect on our business, financial condition, liquidity or results of operations.

If there are delays in applying the proceeds of this offering, then investment returns may take longer to attain.

We may delay applying the proceeds to us from this offering if we are unable to identify or consummate acquisition opportunities as described under “Use of Proceeds” on acceptable terms that are accretive to our stockholders and are consistent with our long-term objective to enhance stockholder value. If we are not able to consummate acquisitions on a reasonable timeframe following this offering, our management and board of directors will have considerable discretion in the specific application of the proceeds to us from this offering and may apply the proceeds in ways other than those we currently expect, including in ways that may not increase our AFFO or our market value. Pending application of the proceeds to us from this offering, we may invest such proceeds in short-term, interest-bearing investments.

Certain summary financial information relating to our tenants included or incorporated by reference into this prospectus has not been independently verified.

This prospectus includes and incorporates by reference certain summary financial information relating to New Sun, Texas Regional Medical Center, Ltd., Peninsula Healthcare Services, LLC, Broadmeadow Investment LLC, Capitol Nursing & Rehabilitation Center, L.L.C. and Pike Creek Healthcare Services LLC that has not been independently verified. We are providing this summary financial information for informational purposes only, and we make no representations as to the adequacy of the internal controls and financial reporting of these parties. If any of our tenants are unable to pay their lease payments, our financial results could be adversely affected.

Additional Risks Relating to Our Business

Proposed changes to Medicare payment rates for skilled nursing facilities may have an adverse effect on the Medicare reimbursements received by certain of our tenants.

Medicare reimburses skilled nursing facilities for Medicare Part A services under the Prospective Payment System, or PPS, as implemented pursuant to the Balanced Budget Act of 1997 and modified pursuant to subsequent laws, most recently the Patient Protection and Affordable Care Act of 2010, or the Affordable Care Act. PPS regulations predetermine a payment amount per patient, per day, based on a market basket index calculated for all covered costs. The amount to be paid is determined by classifying each patient into one of 66 Resource Utilization Group, or RUG, categories that represent the level of services required to treat different conditions and levels of acuity.

The current system of 66 RUG categories, or Resource Utilization Group version IV (RUG IV), became effective as of October 1, 2010. RUG IV resulted from research performed by the Centers for Medicare and Medicaid Services, or CMS, and was part of CMS’s continuing effort to increase the correlation of the cost of services to the condition of individual patients.

On April 28, 2011, CMS released its fiscal year 2012 proposed notice of rulemaking which discusses two options CMS is considering for purposes of setting the 2012 Medicare payment rates for skilled nursing facilities. The first option CMS is proposing is a 2.7% market basket increase that will be reduced by a 1.2% productivity adjustment as a result of the Affordable Care Act, which results in a net increase of 1.5% over fiscal year 2011 payments. The second option CMS is considering would adjust for the unanticipated impact of the change to the new RUG IV payment system in fiscal year 2011. The proposed second option would reduce reimbursement rates by approximately 12.8% to make the RUG IV system revenue neutral based on CMS’s estimates. After considering the 1.5% market basket increase, the net impact under the second option would be an 11.3% rate reduction effective October 1, 2011. The proposed rulemaking notice has not been finalized, and the 60-day public comment period recently concluded. We cannot predict the final rule that will be adopted by CMS.

See our Annual Report on Form 10-K for the year ended December 31, 2010 for additional risks relating to our business.

Risks Associated with Our Status as a REIT

We could fail to qualify as a REIT if income we receive is not treated as qualifying income, including as a result of one or more of the lease agreements we have entered into or assumed (as well as any other leases we enter into or assume) not being characterized as true leases for U.S. federal income tax purposes, which would subject us to U.S. federal income tax at corporate tax rates.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. See “Material U.S. Federal Income Tax

Considerations—Taxation of Our Company—Gross Income Tests.” Rents received or accrued by us will not be treated as qualifying rent for purposes of these requirements if the lease agreements we have entered into or assumed (as well as any other leases we enter into or assume) are not respected as true leases for U.S. federal income tax purposes and are instead treated as service contracts, joint ventures, loans or some other type of arrangement. In the event that the lease agreements entered into with New Sun are not characterized as true leases for U.S. federal income tax purposes, we likely would fail to qualify as a REIT. In addition, rents received by us from New Sun will not be treated as qualifying rent for purposes of these requirements if we are treated, either directly or under the applicable attribution rules, as owning 10% or more of New Sun common stock. We will be treated as owning, under the applicable attribution rules, 10% or more of New Sun common stock at any time that a stockholder owns, directly or under the applicable attribution rules, (a) 10% or more of our common stock and (b) 10% or more of New Sun common stock. The provisions of our charter restrict the transfer and ownership of our common stock that would cause the rents received or accrued by us from New Sun (or any other tenant of ours) to be treated as non-qualifying rent for purposes of the REIT gross income requirements. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that we will not be treated as related to New Sun (or any other tenant of ours). If we fail to qualify as a REIT, we would be subject to U.S. federal income tax (including any applicable minimum tax) on our taxable income at corporate tax rates, which would decrease the amount of cash available for distribution to holders of our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments, which could materially hinder our performance.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy certain tests, including tests concerning the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments or acquisitions we might otherwise make. Thus, compliance with the REIT requirements may materially hinder our performance.

If we have significant amounts of non-cash taxable income, we may have to declare taxable stock dividends or make other non-cash distributions, which could cause our stockholders to incur tax liabilities in excess of cash received.

We currently intend to pay dividends in cash only, and not in-kind. However, if for any taxable year, we have significant amounts of taxable income in excess of available cash flow, we may have to declare dividends in-kind in order to satisfy the REIT annual distribution requirements. We may distribute a portion of our dividends in the form of our stock or our debt instruments. In either event, a holder of our common stock will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such stockholder.

Pursuant to Revenue Procedure 2010-12, a recent revenue procedure issued by the Internal Revenue Service, or IRS, the IRS has indicated that it will treat distributions from certain publicly traded REITs that are paid partly in cash and partly in stock (through 2011) at the election of each stockholder as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.” If we make such a distribution, U.S. holders would be required to include the full amount of the dividend (i.e., the cash and stock portion) as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. holder may be required to pay income taxes with respect to such dividends in excess of the cash received. If a U.S. holder sells our stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, these sales may put downward pressure on the trading price of our stock.

Further, because IRS Revenue Procedure 2010-12 only applies through 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and/or stock in later years. Moreover, various tax aspects of a taxable dividend payable in cash and/or stock are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable dividends payable in cash and/or stock, including on a retroactive basis, or assert that the requirements for such taxable dividends have not been met.

Our charter restricts the transfer and ownership of our stock, which may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to maintain our qualification as a REIT for each taxable year after 2011, no more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. For the purpose of preserving our REIT qualification, our charter prohibits, subject to certain exceptions, direct, indirect and constructive ownership of more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock” and “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Organizational Requirements.” The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. The ownership limits may have the effect of discouraging an acquisition of control of us without the approval of our board of directors.

We could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT.

We own appreciated assets that were held before we elected to be treated as a REIT. If such appreciated assets are disposed of in a gain recognition transaction within the 10-year period following our qualification as a REIT, we will generally be subject to corporate tax on that gain to the extent of the built-in gain in those assets at the time we became a REIT. The total amount of gain on which we can be taxed is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. We would be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to dispose of appreciated assets we might otherwise dispose of during the 10-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a disposition will not occur. If we dispose of such assets in a gain recognition transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the effective time of our REIT election. The amount of tax could be significant.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax law could materially adversely affect our stockholders. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders may be changed. See “Material U.S. Federal Income Tax Considerations—Legislative or Other Actions Affecting REITs.”

Our failure to qualify as a REIT would subject us to U.S. federal income tax, which could adversely affect the value of the shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

We believe that we are organized in conformity with the requirements for qualification as a REIT under the Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year beginning on January 1, 2011. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, or Fried Frank, that, based on our current and proposed methods of organization and operation, we will be organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code commencing with our taxable year beginning on January 1, 2011. Investors should be aware that Fried Frank’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Fried Frank’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Fried Frank will not review our compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax (and any applicable state and local tax), including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income (although such dividends received by certain non-corporate U.S. taxpayers generally would be subject to a preferential rate of taxation through December 31, 2012). Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required under U.S. federal tax laws to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under U.S. federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders taxed at individual rates has been reduced by legislation to 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the stock of REITs, including our common stock.

Our ownership of and relationship with any taxable REIT subsidiaries that we have formed or will form will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries, or TRSs (as defined below in “Material U.S. Federal Income Tax Considerations—Effect of Subsidiary Entities—Taxable REIT Subsidiaries”). A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S.

federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis. Any domestic TRS that we have formed or may form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995, or PSLRA, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include all statements regarding the expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, expected amounts and timing of quarterly dividends and other distributions, outcomes and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities and potential acquisitions (including the pending SNF Portfolio Acquisition), plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may,” and other similar expressions, although not all forward-looking statements contain these identifying words.

We caution you that any forward-looking statements made in this prospectus are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements. The forward-looking statements are based on the information currently available and are applicable only as of the date of this report. Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following:

■	our dependence on New Sun until we are able to further diversify our portfolio;

■	our ability to qualify and maintain our status as a REIT;

■	the sufficiency of our cash or liquid assets to satisfy distribution requirements as a REIT;

■	changes in general economic conditions and volatility in financial and credit markets;

■	the significant amount of our indebtedness;

■	covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms;

■	increases in market interest rates;

■	our ability to pursue and complete acquisitions, including the pending SNF Portfolio Acquisition, and the costs and management attention required to do so;

■	the impact of healthcare reform legislation on our business, including regulations proposed or issued by CMS;

■	the relatively illiquid nature of real estate investments;

■	competitive conditions in our industry;

■	the loss of key management personnel;

■	uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; and

■	our relationship with New Sun, including the possibility of disputes between us and New Sun and the risk of unfavorable tax treatment as a result of such relationship.

We urge you to carefully review the more detailed disclosures we make concerning risks and other factors that may affect our business and operating results, including those described under “Risks Relating to Our Common Stock,” “Risks Relating to this Offering” and “Additional Risks Relating to Our Business” and any of those made in our other reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances except as required by law.

USE OF PROCEEDS

We are offering shares of our common stock at the assumed public offering price of $             per share, which was the closing price of our common stock on                     , 2011. We estimate that the total proceeds to us, before expenses, from our sale of shares of common stock in this offering will be approximately $142.1 million, after deducting the underwriting discounts and commissions of $7.9 million. If the underwriters exercise their over-allotment option in full, we estimate that the total proceeds to us, before expenses, will be approximately $163.4 million.

We intend to contribute the proceeds to us from this offering to the Operating Partnership, which will in turn use a portion of the proceeds to fund the aggregate purchase price of $97.5 million for the SNF Portfolio. The closing of the SNF Portfolio Acquisition is subject to a number of conditions, including, but not limited to, completion of our due diligence investigation of the SNF Portfolio. This offering is not conditioned upon the closing of the SNF Portfolio Acquisition. The remaining proceeds to us, or if the SNF Portfolio Acquisition is not consummated, all of the proceeds to us from this offering, will be used to fund possible future acquisitions or for general corporate purposes. Accordingly, we will retain broad discretion over the use of such proceeds.

Consistent with our business strategy, we expect that the focus of any future acquisitions will be on the acquisition of healthcare facilities, including skilled nursing facilities, senior housing facilities (which may include assisted living, independent living and continuing care retirement community facilities) and hospitals, that are diversified by geography, asset class and tenant. Subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification, we intend to pursue acquisitions that provide attractive opportunities for dividend growth and appreciation of asset values, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value. See “Business—Business Strategies” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus. We intend to structure our acquisitions with triple-net leases. However, we may choose to pursue other forms of investment structures, including taxable REIT subsidiary structures, mezzanine and secured debt investments, and joint ventures. The allocation of our capital for future investments in properties will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic, capital market and credit market conditions.

Pending the uses as described above, we may invest the proceeds to us from this offering in interest-bearing short-term investments, including money market funds and/or accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from property acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011:

■	on an actual basis;

■

on an as adjusted basis to give effect to (a) the issuance and sale of              shares of our common stock in this offering and the receipt by us of estimated proceeds, before expenses, of $142.1 million, based on an assumed offering price of $             per share, which was the closing price of our common stock on                     , 2011, and (b) the use of cash on hand to acquire Texas Regional Medical Center at Sunnyvale and Oak Brook Health Care Center. See “Prospectus Summary—Recent Developments”; and

■

on a pro forma as adjusted basis to give effect to (a) the issuance and sale of              shares of our common stock in this offering and the receipt by us of estimated proceeds, before expenses, of $142.1 million, based on an assumed offering price of $             per share, which was the closing price of our common stock on                     , 2011, (b) the use of cash on hand to acquire Texas Regional Medical Center at Sunnyvale and Oak Brook Health Care Center, and (c) the use of cash on hand and a portion of the proceeds to us from this offering as described in “Use of Proceeds” included elsewhere in this prospectus to acquire the SNF Portfolio. See “Prospectus Summary—Recent Developments.”

You should read this table together with “Use of Proceeds” and “Prospectus Summary—Selected Financial and Operating Data” included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference into this prospectus.

	AS OF MARCH 31, 2011
	ACTUAL	AS ADJUSTED (1)	PRO FORMA AS ADJUSTED (1)
	(in thousands)
Cash and cash equivalents	$80,210	$147,102	$47,288

Long term debt, including amounts due within one year
Mortgage indebtedness	$160,676	$160,676	$160,676
Senior unsecured notes	225,000	225,000	225,000
Senior secured revolving credit facility (2)	—	—	—

Total debt	385,676	385,676	385,676
Common stockholders’ equity	179,923	320,815	318,501

Total capitalization	$565,599	$706,491	$704,177

(1)	See “Unaudited Pro Forma Consolidated Financial Statements” for a discussion of the pro forma adjustments.
(2)

Our senior secured revolving credit facility provides for up to a $100.0 million senior secured revolving credit facility (up to $15.0 million of which may be utilized for letters of credit) and includes an accordion feature that allows the borrowers (the Operating Partnership and certain of its subsidiaries) to increase the borrowing availability under the senior secured revolving credit facility by up to an additional $100.0 million, subject to certain terms and conditions. As of March 31, 2011, approximately $87.6 million was available for borrowing under our senior secured revolving credit facility and no amounts were outstanding.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following is based on information contained in our Current Report on Form 8-K/A filed with the SEC on July       , 2011, which is incorporated herein by reference. You should read and consider the information in the documents to which we have referred you in “Incorporation by Reference,” including the foregoing Current Report on Form 8-K/A, before purchasing shares of our common stock.

The accompanying unaudited pro forma consolidated financial statements presented below have been prepared based on certain pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma consolidated balance sheet as of March 31, 2011 gives effect to this offering and the acquisitions of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center and the SNF Portfolio, each as described in “Prospectus Summary—Recent Developments,” as if they had occurred on March 31, 2011. The unaudited pro forma consolidated income statement for the three months ended March 31, 2011 gives effect to this offering and the acquisitions of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center, the Hillside Terrace Mortgage Note and the SNF Portfolio, each as described in “Prospectus Summary—Recent Developments,” as if they had occurred on January 1, 2010. The unaudited pro forma consolidated income statement for the year ended December 31, 2010 gives effect to this offering, the Separation and issuance of our Senior Notes, and the acquisitions of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center, the Hillside Terrace Mortgage Note and the SNF Portfolio, each as described in “Prospectus Summary—Recent Developments,” as if they had occurred on January 1, 2010. Our historical financial information was derived from our consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated herein by reference.

The allocation of the purchase price for the acquisition transactions identified above is reflected in these unaudited pro forma consolidated financial statements based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair values of assets acquired and liabilities assumed will be based on the actual valuation of the tangible and intangible assets and liabilities of each of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center and the SNF Portfolio that will not be completed until after this offering is consummated. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma consolidated financial statements presented below and could result in a material change in depreciation or amortization of tangible and intangible assets and liabilities.

The historical financial information has been adjusted to give effect to events that are directly attributable to this offering and the other transactions identified above that can be factually supported and, in the case of the unaudited pro forma consolidated income statement, that are expected to have a continuing impact. The unaudited pro forma consolidated financial statements are provided for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to be and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price, the impact of ongoing integration activities, the timing of completion of the SNF Portfolio Acquisition and other changes in the tangible and intangible assets and liabilities of each of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center and the SNF Portfolio could cause material differences in the information presented.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2011

(dollars in thousands, except per share amounts)

	SABRA HISTORICAL (a)	ADJUSTMENTS			SABRA AS ADJUSTED	PRO FORMA FOR SNF PORTFOLIO ACQUISITION (e)	SABRA PRO FORMA AS ADJUSTED
		TEXAS REGIONAL MEDICAL CENTER ACQUISITION (b)	OTHER TRANSACTIONS (c)	EQUITY OFFERING (d)
Assets:
Total real estate investments, net	$476,222	$61,630	$11,020	—	$548,872	$95,580	$644,452
Cash and cash equivalents	80,210	(62,758)	(11,375)	$141,025	147,102	(99,814)	47,288
Restricted cash	5,528	—	—	—	5,528	—	5,528
Deferred tax assets	26,300	—	—	—	26,300	—	26,300
Prepaid expenses, deferred financing costs and other assets	16,809	1,070	280	—	18,159	1,920	20,079

Total assets	$605,069	$(58)	$(75)	$141,025	$745,961	$(2,314)	$743,647

Liabilities and stockholders’ equity
Mortgage notes payable	$160,676	$—	$—	$—	$160,676	$—	$160,676
Secured revolving credit facility					—	—	—
Senior unsecured notes payable	225,000	—	—	—	225,000	—	225,000
Accounts payable and accrued liabilities	13,170	—	—	—	13,170	—	13,170
Tax liability	26,300	—	—	—	26,300	—	26,300

Total liabilities	425,146	—	—	—	425,146	—	425,146

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2011	—	—	—	—	—	—	—
Common stock, $.01 par value; 125,000,000 shares authorized, 25,084,734 shares issued and outstanding, 34,225,501 as adjusted and pro forma as adjusted shares issued and outstanding	251	—	—	91	342	—	342
Additional paid-in capital	178,417			140,934	319,351		319,351
Retained earnings	1,255	(58)	(75)		1,122	(2,314)	(1,192)

Total stockholders’ equity	179,923	(58)	(75)	141,025	320,815	(2,314)	318,501

Total liabilities and stockholders’ equity	$605,069	$(58)	$(75)	$141,025	$745,961	$(2,314)	$743,647

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Income Statement

For the Three Months Ended March 31, 2011

(dollars in thousands, except per share amounts)

	SABRA HISTORICAL (a)	ADJUSTMENTS									SABRA AS ADJUSTED	PRO FORMA FOR SNF PORTFOLIO ACQUISITION			SABRA PRO FORMA AS ADJUSTED
		TEXAS REGIONAL MEDICAL CENTER ACQUISITION			OTHER TRANSACTIONS (f)			EQUITY OFFERING
Revenues:
Rental income	$17,561	$1,648	(g	)	$322	(g	)	$—			$19,531	$2,645	(g	)	$22,176
Interest income	40	—			151	(h	)	—			191	—			191

Total revenues	17,601	1,648			473			—			19,722	2,645			22,367
Expenses:
Depreciation and amortization	6,086	450	(i	)	75	(i	)	—			6,611	619	(i	)	7,230
Interest	7,597	—			—			—			7,597	—			7,597
General and administrative	2,670	—			(59)	(j	)	—			2,611	—			2,611

Total expenses	16,353	450			16			—			16,819	619			17,438

Net income	$1,248	$1,198			$457			$—			$2,903	$2,026			$4,929

Net income per common share, basic (k)	$0.05										$0.08				$0.14

Net income per common share, diluted (k)	$0.05										$0.08				$0.14

Weighted-average number of common shares outstanding, basic (k)	25,136,140							9,140,767	(l	)	34,276,907				34,276,907
Weighted-average number of common shares outstanding, diluted (k)	25,211,585							9,140,767	(l	)	34,352,352				34,352,352

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2010

(dollars in thousands, except per share amounts)

	SABRA HISTORICAL (a)	ADJUSTMENTS												SABRA AS ADJUSTED	PRO FORMA FOR SNF PORTFOLIO ACQUISITION			SABRA PRO FORMA AS ADJUSTED
		SEPARATION AND SENIOR NOTE ISSUANCE			TEXAS REGIONAL MEDICAL CENTER ACQUISITION			OTHER TRANSACTIONS (f)			EQUITY OFFERING
Revenues:
Rental income	$8,781	$61,464	(m	)	$6,593	(g	)	$1,286	(g	)	$—			$78,124	$10,578	(g	)	$88,702
Interest income	14	—			—			651	(h	)	—			665				665

Total revenues	8,795	61,464			6,593			1,937			—			78,789	10,578			89,367
Expenses:
Depreciation and amortization	3,134	20,783	(m	)	1,801	(i	)	302	(i	)	—			26,020	2,476	(i	)	28,496
Interest	3,859	26,464	(m	)(n)	—			—			—			30,323	—			30,323
General and administrative	1,553	7,875	(m	)	—			—			—			9,428	—			9,428

Total expenses	8,546	55,122			1,801			302			—			65,771	2,476			68,247

Income before income taxes	249	6,342			4,792			1,635			—			13,018	8,102			21,120
Income tax expense (benefit)	242	(242)	(o	)	—			—			—			—				—

Net income	$7	$6,584			$4,792			$1,635			$—			$13,018	$8,102			$21,120

Net income per common share, basic (k)	$0.00																	$0.62

Net income per common share, diluted (k)	$0.00																	$0.62

Weighted-average number of common shares outstanding, basic (k)	25,110,936										9,140,767	(p	)	34,251,703				34,251,703
Weighted-average number of common shares outstanding, diluted (k)	25,186,988										9,140,767	(p	)	34,327,755				34,327,755

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

You should read the unaudited pro forma consolidated financial statements in conjunction with our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference into this prospectus.

(a)	Historical financial information for the year ended December 31, 2010 is derived from our Annual Report on Form 10-K for the year ended December 31, 2010. Historical financial information as of and for the three months ended March 31, 2011 is derived from our Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

(b)	Represents the acquisition of the Texas Regional Medical Center at Sunnyvale, which we acquired on May 3, 2011. The purchase price of the Texas Regional Medical Center at Sunnyvale was $62.7 million and we funded the acquisition with available cash. In addition to the purchase price, we expect to incur and expense approximately $58,000 of additional acquisition pursuit costs not incurred as of March 31, 2011 that are directly attributable to this transaction and are non-recurring; therefore, the anticipated impact on the results of operations was excluded from the pro forma consolidated statement of operations. We recorded the cost of tangible assets and identifiable intangibles (consisting of tenant origination and absorption costs and tenant relationship intangibles) acquired based on their estimated fair values. The cost of acquired tangible assets and identifiable intangibles are recorded under Total real estate investments, net and Prepaid expenses, deferred financing costs and other assets, respectively, on the accompanying unaudited pro forma consolidated balance sheet. The purchase price allocation is preliminary and subject to change. Assuming a $1.0 million change in the allocation between tangible assets and identifiable intangibles, the annual depreciation and amortization would change by approximately $10,000.

(c)	Represents the acquisition of Oak Brook Health Care Center, which we acquired on June 30, 2011. The purchase price of Oak Brook Health Care Center was $11.3 million and we funded the acquisition with available cash. In addition to the purchase price, we expect to incur and expense approximately $75,000 of additional acquisition pursuit costs not incurred as of March 31, 2011 that are directly attributable to this transaction and are non-recurring; therefore, the anticipated impact on the results of operations was excluded from the pro forma consolidated statement of operations. We recorded the cost of tangible assets and identifiable intangibles (consisting of tenant origination and absorption costs and tenant relationship intangibles) acquired based on their estimated fair values. The cost of acquired tangible assets and identifiable intangibles are recorded under Total real estate investments, net and Prepaid expenses, deferred financing costs and other assets, respectively, on the accompanying unaudited pro forma consolidated balance sheet. The purchase price allocation is preliminary and subject to change. Assuming a $1.0 million change in the allocation between tangible assets and identifiable intangibles, the annual depreciation and amortization would change by approximately $31,000.

(d)	Represents an assumed issuance of 9.1 million shares of our common stock and estimated proceeds to us from this offering of approximately $141.0 million (based on an assumed public offering price of $16.41 per share, which was the closing price of our common stock on June 28, 2011), of which $97.5 million will be used to fund the SNF Portfolio Acquisition. The assumed number of shares of our common stock issued in connection with this offering is valued as follows (in thousands, except share and per share data):

Number of shares issued	9,140,767
Price per share	$16.41
Gross proceeds	$150,000
Less: Underwriting discounts and commissions	(7,875)
Less: Expenses payable by us	(1,100)

Proceeds to us	$141,025

The total value of the assumed number of shares of common stock issued in this offering is allocated as follows:

Par value, $0.01 per share	$91
Additional paid-in capital	140,934

$141,025

(e)	Represents the probable acquisition of the SNF Portfolio. Under the terms of the purchase and sale agreement, the purchase price of the SNF Portfolio will be $97.5 million. We anticipate funding the acquisition of the SNF Portfolio with a portion of the proceeds to us from this offering. In addition to the purchase price, we expect to incur and expense approximately $2.3 million of additional acquisition pursuit costs not incurred as of March 31, 2011 that are directly attributable to this transaction and are non-recurring; therefore, the anticipated impact on the results of operations was excluded from the pro forma consolidated statement of operations. Upon acquisition, we will record the cost of tangible assets and identifiable intangibles (consisting of tenant origination and absorption costs and tenant relationship intangibles) acquired based on their estimated fair values. The cost of acquired tangible assets and identifiable intangibles are recorded under Total real estate investments, net and Prepaid expenses, deferred financing costs and other assets, respectively, on the accompanying unaudited pro forma consolidated balance sheet. The purchase price allocation is preliminary and subject to change. Assuming a $1.0 million change in the allocation between tangible assets and identifiable intangibles, the annual depreciation and amortization would change by approximately $37,000. In addition, the acquisition of the SNF Portfolio is subject to customary closing conditions, including the satisfactory completion by us of our due diligence investigation.

(f)	Represents the acquisitions of Oak Brook Health Care Center and the Hillside Terrace Mortgage Note. See note (c) for information regarding the acquisition of Oak Brook Health Care Center. On March 25, 2011, we purchased, at a discount, for $5.3 million the Hillside Mortgage Terrace Note, which was in default and is secured by a combined assisted living, independent living and memory care facility located in Ann Arbor, Michigan. The monthly debt service payment for the Hillside Terrace Mortgage Note is $54,250.

(g)	Represents base rental income (not reflected in our historical statement of income) for the period.

(h)	Represents interest income (not reflected in our historical statement of income) for the period as a result of our investment in the Hillside Terrace Mortgage Note on March 25, 2011.

(i)	Represents depreciation and amortization expense (not reflected in our historical statement of income) for the period. The cost of tangible assets and identifiable liabilities is amortized over their respective estimated useful lives. The estimated useful lives are as follows:

Building	40 years
Building improvements and fixtures	10 – 15 years
Tenant origination and absorption costs	15 – 23 years
Tenant relationship intangibles	25 – 33 years

(j)	Represents adjustments to remove acquisition pursuit costs for the acquisitions of Texas Regional Medical Center at Sunnyvale, Oak Brook Health Care Center and the Hillside Terrace Mortgage Note incurred during the three months ended March 31, 2011 that are assumed to have occurred on January 1, 2010.

(k)	The calculations of basic and diluted net income per common share are as follows (dollars in thousands, except per share data):

	THREE MONTHS ENDED MARCH 31, 2011		YEAR ENDED DECEMBER 31, 2010
	SABRA HISTORICAL	SABRA PRO FORMA AS ADJUSTED	SABRA HISTORICAL	SABRA PRO FORMA AS ADJUSTED
Numerator
Net income	$1,248	$4,929	$7	$21,120

Denominator
Basic weighted average common shares	25,136,140	34,276,907	25,110,936	34,251,703
Dilutive stock options and restricted stock units	75,445	75,445	76,052	76,052

Diluted weighted average common shares	25,211,585	34,352,352	25,186,988	34,327,755

Basic earnings per common share	$0.05	$0.14	$0.00	$0.62

Diluted earnings per common share	$0.05	$0.14	$0.00	$0.62

(l)	Represents the assumed issuance of 9,140,767 shares of our common stock on January 1, 2010 on a weighted-average basis for the three months ended March 31, 2011.

(m)	Represents adjustments required to reflect a full year of our operations in place as of December 31, 2010.

(n)	Represents adjustment to reflect interest expense and amortization of deferred financing fees related to the issuance of the Senior Notes.

(o)	Represents adjustment to remove our income tax expense since we assume we would begin operating as a REIT as of January 1, 2010.

(p)	Represents the assumed issuance of 9,140,767 shares of our common stock on January 1, 2010 on a weighted-average basis for the year ended December 31, 2010.

PRICE RANGE OF COMMON STOCK AND DIVIDEND PAYMENTS

Our common stock began trading on the NASDAQ Global Select Market under the symbol “SBRA” on November 15, 2010. On July 8, 2011, the closing price of our common stock, as reported on the NASDAQ Global Select Market, was $16.75. As of July 8, 2011, there were approximately 3,257 registered record holders of shares of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, and the dividends paid with respect to such shares.

	HIGH	LOW	CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK
2010
Fourth quarter (1)	$19.10	$16.18	—

2011
First quarter	$19.31	$16.52	—
Second quarter	$18.44	$15.85	$0.32
Third quarter (through July 8, 2011)	$17.25	$16.50	—

(1)

Information is provided only for the period from November 15, 2010 to December 31, 2010, which is the portion of the fourth quarter of 2010 during which we operated as a separate publicly traded company.

DIVIDEND POLICY

On May 3, 2011, we declared our first dividend of $0.32 per share of common stock, which was paid on June 2, 2011, to stockholders of record as of May 16, 2011. We expect our dividends for the remainder of 2011 to be at least $0.32 per share of common stock per quarter, but in no event will the annual dividend be less than 90% of our taxable income on an annual basis (excluding net capital gains), as defined in the Code. The distribution of 90% of our taxable income on an annual basis (excluding net capital gains) is the minimum distribution required to qualify for and maintain REIT status, which we refer to in this prospectus as the Minimum Distribution Requirement. While the indenture governing the Senior Notes and our senior secured revolving credit facility permit us to declare and pay any dividend or make any distribution that is necessary to maintain our REIT status, those distributions are subject to certain financial tests under the indenture, and therefore, the amount of cash distributions we can make to our stockholders may be limited.

All distributions will be made by us at the discretion of our board of directors and will depend on our financial position, results of operations, cash flows, capital requirements, debt covenants (which include limits on distributions by us), applicable law, and other factors as our board of directors deems relevant.

We currently intend to pay quarterly distributions in cash. For purposes of satisfying the Minimum Distribution Requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay required distributions and may distribute a portion of our dividends in the form of stock or debt instruments. Under IRS Revenue Procedure 2010-12, up to 90% of any taxable dividends (through 2011) could be paid in stock. For more information, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.” We currently believe we will have sufficient available cash to pay our required distribution for 2011 in cash but we cannot assure you that this will be the case. In the event we elect to pay quarterly distributions partly in cash and partly in stock as permitted by IRS Revenue Procedure 2010-12, we will provide our stockholders with a dividend election form that will permit stockholders to choose the preferred mix of cash and stock. If too many stockholders elect to receive cash, each stockholder electing to receive cash would receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder’s distribution in cash).

We anticipate that our acquisitions will be financed by borrowings under our senior secured revolving credit facility, other debt financing or the issuance of equity securities, including through this offering. To the extent that those sources of funds are insufficient to meet all cash needs, or the cost of financing exceeds the cash flow generated by the acquired properties for any period, we may not have sufficient cash or liquid assets to satisfy the Minimum Distribution Requirement. In that event, we may borrow funds, liquidate or sell a portion of our properties or find another source of funds, such as the future issuance of additional equity securities, in order to pay required distributions.

We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated as capital gain or may constitute a return of capital. For a discussion of the U.S. federal income tax treatment of distributions to our stockholders, see “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders of Our Common Stock.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without a vote of our stockholders. The indenture governing the Senior Notes and our senior secured revolving credit facility limit our ability to make certain investments, incur or guarantee indebtedness, or sell our assets.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through the Operating Partnership. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our properties and acquire properties with cash flow growth potential. Our business is focused on healthcare properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives. We lease our properties pursuant to triple-net leases under which the tenants are responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties, and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. For a discussion of our properties, business and other strategic objectives, see “Business” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

We have a geographically diverse portfolio of healthcare properties in the United States. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. These requirements do not have limitations on the percentage of our assets that may be invested in any one real estate asset or on the concentration of investments in any one location or facility type.

We do not have a specific policy as to the amount or percentage of our assets that will be invested in any specific property, but anticipate that our real estate investments will continue to be diversified among a relatively large number of facilities. As of March 31, 2011, our portfolio of investments consisted of 86 properties spread across 19 states and a mortgage note secured by a combined assisted living, independent living and memory care facility with 82 available beds located in Ann Arbor, Michigan. We expect initially to grow our portfolio through the acquisition of skilled nursing facilities, senior housing facilities (including assisted living, independent living and continuing care retirement community facilities) and hospitals. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within the healthcare sector.

We expect to pursue our investment objectives through the ownership of properties by the Operating Partnership, but may also make investments in other entities, including joint ventures, if we determine that doing so would be our most effective means of deploying capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to make investments that would cause us to meet the definition of an “investment company” under the Investment Company Act of 1940, as amended.

From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe that these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

Our policy is to acquire properties primarily for cash flow growth potential and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our board of directors or management determines such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders. From time to time, we may engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

Investments in Real Estate Mortgages

Our policy is to make investments in healthcare real estate properties. We do not currently intend to make material investments in mortgages or other real estate interests, unless doing so could facilitate our acquisition of the underlying property. For example, in March 2011, we purchased, at a discount, a defaulted mortgage note secured by a combined assisted living, independent living and memory care facility located in Ann Arbor, Michigan. We are in negotiations with the borrower to accept a deed-in-lieu of foreclosure; however, we have also commenced proceedings to obtain the facility through a judicial foreclosure process in Michigan in the event our negotiations with the borrower are unsuccessful.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset requirements required for REIT qualification as well as the covenants in our senior secured revolving credit facility and in the indenture governing the Senior Notes that place limitations on our ability to make certain investments, including limitations on our ability to invest in joint ventures and other investment structures, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. We have no limitations on the amount or percentage of our total assets that may be invested in any one entity, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. If we were to acquire investment securities, we would limit the total amount of such securities so that we would not, as a result of such investment, meet the definition of an “investment company” under the Investment Company Act.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine appropriate from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or nonrecourse debt and cross-collateralized debt). We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may borrow under our senior secured revolving credit facility, issue debt or equity securities, including securities senior to our common stock, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for additional interests in the Operating Partnership, which will dilute the ownership interests of the limited partners in the Operating Partnership to the extent ownership interests have been previously issued by the Operating Partnership to third parties.

Investment and Other Policies

We may, but do not presently intend to, make investments other than as previously described. We may offer additional shares of our common stock, other equity securities senior to our common stock, or debt securities in exchange for cash or property and to repurchase or otherwise reacquire shares of our common stock or other equity or debt securities in exchange for cash or property. Similarly, we may offer additional operating partnership units, which may be redeemable for cash or shares of our common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. We intend to make investments in such a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to qualify as a REIT. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. However, our board of directors may adopt a lending policy without notice to or the vote of our stockholders.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act, pursuant to which we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Such filings are publicly available to our stockholders.

Conflict of Interest Policies

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our policies are designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with the interests of Sabra as a whole. Our board of directors has adopted a Code of Conduct and Ethics that prohibits personal conflicts of interest. This policy also provides that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a supervisor or a member of our audit committee.

Our board of directors has also adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest. Under this policy, our audit committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, or MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

■

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

■

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

■	the transaction or contract is fair and reasonable to us.

Furthermore, under Delaware law (where the Operating Partnership is formed), we, as general partner, have a fiduciary duty to the Operating Partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as general partner, owe to limited partners in the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Our policy requires that all contracts and transactions between us, the Operating Partnership or any of our subsidiaries, on one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 8, 2011 for the following: (i) each of our directors and named executive officers, (ii) all of our directors and executive officers of Sabra as a group, and (iii) any person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock. This table is based on information supplied to us by our executive officers, directors, and principal stockholders or included in a Schedule 13G filed with the SEC.

NAME OF BENEFICIAL OWNER	SABRA SHARES BENEFICIALLY OWNED (1)		PERCENT OF SABRA SHARES (1)
Directors and Named Executive Officers:
Richard K. Matros	500,489	(2)	2.0%
Harold W. Andrews, Jr.	—		—
Talya Nevo-Hacohen	—		—
Craig A. Barbarosh	3,972	(3)	*
Robert A. Ettl	3,972	(3)	*
Michael J. Foster	23,179	(4)	*
Milton J. Walters	19,372	(5)	*
All persons who are directors and executive officers of Sabra as a group (7 persons, each of whom is named above)	550,984	(6)	2.2%

5% Stockholders:
The Vanguard Group, Inc.	2,546,856	(7)	10.1%
100 Vanguard Blvd.
Malvern, PA 19355
Piper Jaffray Companies	2,038,469	(8)	8.1%
800 Nicollet Mall Suite 800
Minneapolis, MN 55402
BlackRock, Inc.	1,614,693	(9)	6.4%
40 East 52nd Street
New York, NY 10022
FMR LLC	1,382,998	(10)	5.5%
82 Devonshire Street
Boston, MA 02109

*	Less than 1.0%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, applicable percentage ownership is determined based on 25,138,248 shares of our common stock outstanding as of July 8, 2011. Options exercisable within 60 days of July 8, 2011, restricted stock units vesting within 60 days of July 8, 2011, and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until termination are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options or restricted stock units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)

Consists of (i) 231,795 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power and (ii) 268,694 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 8, 2011.

(3)

Consists of (i) 3,386 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 586 shares of common stock subject to restricted stock units that vest within 60 days of July 8, 2011.

(4)

Includes (i) 10,730 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 586 shares of common stock subject to restricted stock units that vest within 60 days of July 8, 2011.

(5)

Includes (i) 16,165 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 586 shares of common stock subject to restricted stock units that vest within 60 days of July 8, 2011.

(6)

Includes (i) 231,795 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 268,694 shares subject to stock options that are currently exercisable or exercisable within 60 days of July 8, 2011, (iii) 33,667 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (iv) 2,344 shares of common stock subject to restricted stock units that vest within 60 days of July 8, 2011.

(7)

Beneficial share ownership information for The Vanguard Group, Inc. (“Vanguard”) is given as of May 31, 2011, and was obtained from a Schedule 13G/A filed on June 8, 2011 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power over 43,181 shares, sole dispositive power over 2,546,856 shares and shared dispositive power over 43,181 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 43,181 shares as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 1,248,103 shares, representing 5.0% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G filed on February 10, 2011 with the SEC. According to the Schedule 13G, Vanguard REIT Fund has sole voting power over 1,248,103 shares and no dispositive power over any shares of our common stock. Vanguard has represented to us that no Vanguard entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.

(8)

Beneficial share ownership information for Piper Jaffray Companies (“Piper Jaffray”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 11, 2011 with the SEC. According to the Schedule 13G, Piper Jaffray has sole voting power and sole dispositive power over 2,038,469 shares of our common stock. In the Schedule 13G, Piper Jaffray reports that the shares are beneficially owned by Advisory Research, Inc., a wholly owned subsidiary of Piper Jaffray, as a result of acting as investment adviser to various clients, and that Piper Jaffray disclaims beneficial ownership of such shares.

(9)

Beneficial share ownership information for BlackRock, Inc. (“BlackRock”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 8, 2011 with the SEC. According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 1,614,693 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding shares of our common stock.

(10)

Beneficial share ownership information for FMR LLC (“FMR”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 14, 2011 with the SEC by FMR and Edward C. Johnson 3d. According to the Schedule 13G, FMR and Mr. Johnson, as Chairman of FMR, each has sole dispositive power over 1,382,998 shares of our common stock. Fidelity Management & Research Company (a wholly owned subsidiary of FMR; “Fidelity”) beneficially owns 1,368,865 shares of our common stock, representing 5.4% of our outstanding common stock. Neither FMR nor Mr. Johnson has sole voting power of the shares beneficially owned by Fidelity. FMR and Mr. Johnson each has sole voting power over 14,133 shares of our common stock through its wholly owned subsidiaries Pyramis Global Advisors Trust Company and FIL Limited, neither of which individually owns more than 5% of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock as set forth in our charter and bylaws, which govern the rights of holders of our common stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 125,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. After giving effect to this                      offering,              shares of common stock will be issued and outstanding (or              shares if the underwriters exercise their over-allotment option in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and the provisions of our charter that restrict transfer and ownership of our stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of common stock are also entitled to share ratably in our net assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of common stock possess the exclusive voting power.

Holders of shares of common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of our stock, all shares of common stock have equal dividend, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption of such classes or series.

Power to Reclassify Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related-party tenants (generally, a tenant of a REIT that is 10% or more owned, actually or constructively, by the REIT, or that is a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company.”

Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.9% in value of our outstanding stock. These limits are collectively referred to as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of our outstanding common stock or less than 9.9% of our outstanding stock, or the acquisition of an interest in an entity that owns, actually or constructively, our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Our board of directors may, upon receipt of certain representations, covenants and undertakings and in its sole and absolute discretion, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors may, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Our board of directors may only reduce any excepted holder limit with the written consent of such excepted holder or pursuant to the terms and conditions of the agreements entered into with the stockholder in connection with the establishment of the excepted holder limit.

Our board of directors may also, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in number or value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits do not apply to any person or entity whose ownership of stock is in excess of the decreased ownership limits until the person or entity’s ownership of stock equals or falls below the decreased ownership limits, but any further acquisition of stock would be in violation of the decreased ownership limits.

Our charter also prohibits:

■

any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

■	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

■

any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in our constructively owning 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; and

■

any person from constructively owning shares of our stock to the extent such constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of stock, and any person who is the intended transferee of shares of stock that are transferred to the charitable trust described below, will be required to give us immediate written notice and, in the case of a proposed transaction, at least 15 days’ prior written notice and to provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of stock do not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. We will appoint the trustee of the trust, who will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of stock, then the transfer of the shares will be null and void.

The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of stock set forth in our charter, then our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided, however, that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (ii) the market price of such stock on the date we, or our designee, accepts such offer. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee and any distributions held by the trustee with respect to such shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of stock. After selling the shares, the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (ii) the price received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then-prevailing price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “SBRA.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required by the MGCL nor more than nine. Currently, we have five directors. We have elected to be subject to certain provisions of the MGCL, as a result of which our board of directors has the exclusive power to fill vacancies on the board of directors.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under our charter, there is no cumulative voting in the election of our board of directors. Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” that nominee in order for that nominee to be elected.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of stock separately entitled to elect or remove one or more directors, a director may be removed with or without cause, by the affirmative vote of a majority of the combined voting power of all classes of stock entitled to vote in the election of directors, voting as a single class.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter will be required to approve all charter amendments or extraordinary actions. Also, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to adopt new bylaws.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

■	any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or

■

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

■	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

■

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has not opted out of the business combination provisions of the MGCL, and consequently, the five-year prohibition and the supermajority vote requirements will apply to business combinations between us and any interested stockholder. In connection with the REIT Conversion Merger, our board of directors exempted all holders of common stock who beneficially owned, directly or indirectly, 10 percent or more of our common stock immediately following the REIT Conversion Merger unless and until such holders acquire any additional shares of common stock. The five-year moratorium and supermajority vote requirements will not apply to business combinations between us and any such exempted holder unless such holder acquires any additional shares of common stock.

We are subject to the business combination provisions described above. However, our board of directors may elect to opt out of the business combination provisions at any time.

Control Share Acquisitions

Maryland law provides that issued and outstanding control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

■	one-tenth or more but less than one-third,

■	one-third or more but less than a majority, or

■	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

■	a classified board,

■	a two-thirds vote requirement for removing a director,

■	a requirement that the number of directors be fixed only by vote of the directors,

■

a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and

■	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our bylaws unrelated to Subtitle 8, we already (1) vest in the board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders.

Special Meetings of the Stockholders

Our chairman, chief executive officer, president or board of directors has the power to call a special meeting of the stockholders. A special meeting of the stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. The secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including its proxy materials), and the requesting stockholder will be required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Our charter and bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors, or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special predecessor in any of the capacities described above and any employee or agent of ours or our predecessor’s.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.9% of outstanding common stock or more than 9.9% of outstanding stock without prior approval of our board of directors. The business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because our board of directors can approve exceptions to the transfer and ownership limits and exempt transactions from the business combination statute, the transfer and ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

These provisions, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Indemnification of Directors and Executive Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

■	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

■	the director or officer actually received an improper personal benefit in money, property or services; or

■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws require, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member and manager from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of ours or our predecessor’s.

We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of our company. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to qualify, or to continue to qualify, as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that a U.S. holder (as defined below) or a non-U.S. holder (as defined below) may consider relevant in connection with the purchase, ownership and disposition of our common stock. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of shares of our common stock. The summary is based on the Code, final, temporary and proposed U.S. Treasury regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences described herein. No ruling has been sought from the IRS and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein. Moreover, the statements in this prospectus, and the opinion of counsel described below, are not binding on the IRS or a court and do not preclude the IRS from asserting, or a court from sustaining, a contrary result.

For purposes of this summary, the term “U.S. holder” means a holder of shares of our common stock that is for U.S. federal income tax purposes:

■	a citizen or resident of the United States;

■	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

■

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

■	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This summary only addresses U.S. federal income tax consequences to holders of shares of our common stock that hold such shares as a capital asset within the meaning of Section 1221 of the Code. The statements in this summary are not intended to be, and should not be construed as, tax advice. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to such holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, REITs or regulated investment companies, broker-dealers, dealers in securities or currencies, traders in securities or other persons that have elected to use a mark-to-market method of accounting, tax-exempt entities including governmental authorities (both U.S. and non-U.S.), a non-U.S. holder that owns or has owned actually or constructively more than 5% of our common stock, persons that hold shares through a non-financial foreign entity, persons that hold shares through a foreign financial institution, holders whose functional currency is not the U.S. dollar, holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their shares in an individual retirement or other tax-deferred account, holders subject to the alternative minimum tax provisions of the Code, U.S. expatriates, persons who hold shares on behalf of another person as nominee, trusts and estates, persons holding a 10% or more (by vote or value) beneficial interest in our stock (except to the extent discussed herein), holders who hold their shares as part of a hedge, straddle, integration, constructive sale, conversion, “synthetic security,” or other risk reduction transaction or integrated investment, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities) and persons otherwise subject to special tax treatment under the Code). In addition, no information is provided herein with respect to the tax consequences resulting from the newly enacted Medicare tax on investment income, applicable state, local or non-U.S. tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (except to the extent discussed below).

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A stockholder that is a partner in a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP, AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS AND REGARDING ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

General

Prior to 2011, we were taxed as a corporation under Subchapter C of the Code. We intend to qualify and elect to be treated as a REIT under Sections 856 through 860 of the Code and the applicable U.S. Treasury regulations, which contain the requirements for qualifying as a REIT, which we refer to in this prospectus as the REIT Requirements, commencing with our taxable year beginning on January 1, 2011. We believe that, commencing with our taxable year beginning on January 1, 2011, we will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT for U.S. federal income tax purposes. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

The REIT Requirements are technical and complex. The following discussion sets forth only certain material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In connection with this offering, Fried Frank has rendered an opinion that, based on our current and proposed methods of organization and operation, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code commencing with our taxable year beginning on January 1, 2011. It must be emphasized that the Fried Frank opinion is based and conditioned upon certain assumptions and representations relating to our organization and operation and is conditioned upon certain representations made by us as to certain matters (including representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and one or more certificates provided by our officers). The Fried Frank opinion is expressed as of the date thereof and Fried Frank has no obligation to advise us of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. The Fried Frank opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the U.S. Department of the Treasury in regulations or rulings issued in the future. The Fried Frank opinion is not binding on the IRS or any court and is not a guarantee that the IRS will not assert a contrary position or that a court will not sustain a position asserted by the IRS. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, certain requirements relating to distributions to stockholders and diversity of stock ownership, and various other qualification tests imposed under the REIT Requirements which are discussed below. Satisfaction of these tests as both an initial and ongoing matter is more complicated in the case of a REIT, such as our company, which owns properties leased to an entity with which it was historically related and has common stockholders and directors. Fried Frank has not undertaken to review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, the sources of our income, the nature of our assets, our distributions to stockholders and the diversity of our share ownership for any given taxable year will satisfy such requirements. See “—Failure to Qualify as a REIT.”

If we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders, subject to certain exceptions discussed below. We expect that such treatment would substantially eliminate the U.S. federal “double taxation” on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

If we remain qualified as a REIT, we will nonetheless be subject to U.S. federal income or excise tax in certain circumstances, which include, but are not limited to, the following:

■	We will be taxed at regular corporate income tax rates on any undistributed REIT taxable income, including undistributed net capital gains;

■	Under certain circumstances, we may be subject to the “alternative minimum tax” on certain of our tax preference items, if any;

■

If we have (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate tax rate on such income;

■

If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax;

■

If we should fail to satisfy the 75% gross income test or the 95% gross income test (which are discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or the 95% test;

■

Similarly, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. The amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be equal to the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure;

■

If we should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income we elect to retain and pay tax on) and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

■	If we should receive rents, whether from New Sun or otherwise, deemed not to be fair market value rents or if we misvalue our assets, we may be liable for valuation penalties;

■	We will be subject to a 100% tax on transactions with our taxable REIT subsidiaries if such transactions are not at arm’s length; and

■

We own appreciated assets that we held before electing to be treated as a REIT. Under the “Built-In-Gain Rules,” if such appreciated assets are disposed of in a gain recognition transaction within the 10-year period following our qualification as a REIT, we will generally be subject to tax at the highest corporate income tax rate on that gain to the extent of the built-in gain in those assets at the time we became a REIT. The total amount of gain on which we can be taxed under the Built-In-Gain Rules is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. In certain circumstances, we may also be subject to tax on the disposition of any appreciated assets that we acquire from a taxable corporation in a transaction in which any gain on the transfer is not fully recognized. Because we were a C corporation prior to 2011 and owned substantial assets before the effective date of our election to be taxed as a REIT, the Built-In Gain Rules could limit our operational flexibility or otherwise reduce the benefits of taxation as a REIT.

No assurance can be given that the amount of such U.S. federal income tax will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes, real property transfer taxes, and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

As indicated above, to qualify as a REIT, a corporation must elect to be so treated and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) distribution requirements. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements will also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

Organizational Requirements

The Code defines a REIT as a corporation, trust, or association that makes a REIT election with its tax return and:

■	that is managed by one or more trustees or directors;

■	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

■	that would be taxable as a domestic corporation, but for the REIT Requirements;

■	that is not a bank, an insurance company or certain other specified types of financial institutions;

■	the beneficial ownership of which is held by 100 or more persons;

■

not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and

■	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first four bullets above, inclusive, must be met during the entire taxable year and that the condition described in the fifth bullet above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The conditions described in the fifth and sixth bullets above will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the condition described in the sixth bullet above, certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. In addition, if a REIT fails to satisfy the condition described in the sixth bullet above for any taxable year, the REIT will nonetheless be deemed to have satisfied the condition if it complied with U.S. Treasury regulations requiring the maintenance of records to ascertain ownership and did not know (and would not have known using reasonable diligence) that it was closely held for the year. We believe that we will have sufficient diversity of ownership to satisfy the conditions in the fifth and sixth bullets above. In addition, our charter restricts the transfer and ownership of our stock so that we should continue to satisfy these conditions. The provisions of our charter that restrict the transfer and ownership of our stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

In addition, beginning in 2012, we intend to request on an annual basis from certain stockholders, and those stockholders will be required to provide, information relating to the number of shares actually or constructively owned by the stockholder. Ownership for purposes of conditions described in the fifth and sixth bullet above is defined using certain constructive ownership rules. As a result, the acquisition of less than 9.9% of our stock by an individual or entity may cause that individual or entity constructively to own more than 9.9% of such stock, thereby triggering the transfer restrictions described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.”

Effect of Subsidiary Entities

Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of such partnership and as earning its allocable share of the gross income of such partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by such partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in such partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. The Operating Partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, the Operating Partnership will be treated as a partnership for U.S. federal income tax purposes and, consequently, the Operating Partnership’s assets and operations may affect our ability to qualify as a REIT.

Qualified REIT Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a QRS are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A QRS is a corporation, other than a TRS (as defined below), all of the stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income through 2012. See “—Taxation of U.S. Holders of Our Common Stock.”

The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT Requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility and held by the TRS as a franchisee, licensee, or in a similar capacity, and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility,” as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. Rent that we receive from any TRS lessee will qualify as “rents from real property” as long as the property is a “qualified health care property” and is operated on behalf of a TRS lessee by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and a TRS lessee (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility.

Non-REIT Earnings and Profits

In order to qualify as a REIT, we cannot have at the end of any taxable year any earnings and profits that were accumulated in any taxable year in which the REIT provisions did not apply to us (which we refer to in this prospectus as pre-REIT E&P). We believe that we do not have any pre-REIT E&P. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination. We may have had less than complete information at the time we undertook our analysis or may interpret the applicable law (including the law relating to the characterization of the Separation) differently than the IRS. There can be no assurances that the IRS will agree with our determination of our pre-REIT E&P, and there are uncertainties regarding the amount of such pre-REIT E&P. These uncertainties include the possibility that the IRS could, upon audit, increase our taxable income for one or more periods ending on or prior to December 31, 2010, which could create pre-REIT E&P. If the IRS subsequently were to determine that our predecessor did have earnings and profits and we had not distributed such earnings and profits by the end of December 31, 2011, we and our stockholders could be subject to adverse tax consequences.

Gross Income Tests

In order to maintain qualification as a REIT, we must annually satisfy the following two gross income requirements:

■

At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (such as interest on obligations secured by mortgages on real property, certain “rents from real property” or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income; and

■

At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

In order to qualify as a REIT, the rental income received by us must constitute “rents from real property.” Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

■	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

■

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rents, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must, among other requirements, be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified health care properties for any person unrelated to us and the TRS;

■

Third, if rent attributable to personal property (including furniture, fixtures and equipment which we will be leasing to New Sun and other tenants) leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property.” However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as “rents from real property.” We do not intend to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under such lease). There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status; and

■

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Charges for such customarily rendered services will qualify as “rents from real property.” If we provide services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by us for any such services will not be treated as “rents from real property” for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as “rents from real property” unless the amounts treated as received in respect of such services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by us with respect to the property will not qualify as “rents from real property,” even if the impermissible services are provided to some, but not all, of the tenants of the property. Furthermore, we may own up to 100% of the stock of one or more TRSs which may, except in certain circumstances, provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. We do not intend to perform noncustomary services, other than through independent contractors or TRSs.

The rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if the conditions described in the four bullets above are met. For example, rents received or accrued by us from New Sun will not qualify as “rents from real property” if we are treated, either directly or under the applicable attribution rules, as owning 10% or more of New Sun common stock. We will be treated as owning, under the applicable attribution rules, 10% or more of New Sun common stock at any time that a holder owns, directly or under the applicable attribution rules, (a) 10% or more of our common stock and (b) 10% or more of New Sun common stock. In order for the rents received or accrued by us from New Sun to be treated as qualifying rents for purposes of the REIT gross income requirements, the provisions of our charter restrict the transfer and ownership of our common stock. The provisions of our charter that restrict the transfer and ownership of our common stock are described in “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that we will not be treated as related to New Sun or any other tenant of ours.

In addition, in order for rent paid pursuant to leases to qualify as “rents from real property,” all of the lease agreements we have entered into or assumed (as well as any other leases we enter into or assume) must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures, loans or some other type of arrangement. The determination of whether such lease agreements are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was simply required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property. In addition, U.S. federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. If any of the lease agreements we have entered into or assumed are recharacterized as service contracts, joint ventures, loans or some other type of arrangement, rather than true leases, part or all of the payments that we receive under any such lease agreements would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In the event that the lease agreements entered into with New Sun are not characterized as true leases, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status. In addition, if the payments under the lease agreements entered into with New Sun do not represent fair market value rentals and the IRS determines that we and New Sun are under common control, the IRS may reallocate income between us and New Sun. The reallocation could cause us or New Sun to be subject to valuation penalties. We believe that the payments under such lease agreements will represent fair market rentals. Investors should be aware that there are no controlling U.S. Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the lease agreements we entered into with New Sun that discuss whether such lease agreements constitute true leases for U.S. federal income tax purposes.

Relief Provisions for Failing the 75% or 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if certain relief provisions of the Code apply. These relief provisions will generally apply if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. Under certain circumstances, we may prefer not to have the relief provisions apply. If these relief provisions are inapplicable to a particular set of circumstances involving us, we might not qualify as a REIT. As discussed above under “—Taxation of Our Company—General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following four tests relating to the nature of our assets:

■

At least 75% of the value of our total assets must be represented by real estate assets (including stock or debt instruments that do not otherwise qualify as real estate assets and that are not held for more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of ours), cash, cash items, and government securities;

■	Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

■

Of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of any one issuer’s outstanding securities; and

■	Not more than 25% of our total assets may be represented by securities of one or more TRSs.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.

Relief Provisions for Failing the Asset Tests. If we fail to satisfy the asset tests at the end of a quarter, we will not lose our REIT qualification if:

■	we satisfied the asset tests at the end of the preceding calendar quarter; and

■

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above and the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and intend to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

In order to be treated as a REIT, we are required to distribute dividends (other than capital gains dividends) to our stockholders in an amount at least equal to:

(A)	the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and

(ii)	90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property,

minus

(B)	the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. If we dispose of any asset that is subject to the Built-In Gain Rules during the applicable 10-year period, we may be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

To the extent that we do not distribute (or are not treated as having distributed) all of our net capital gain or distribute (or are treated as having distributed) at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. “REIT taxable income” is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) a REIT may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made. We may elect to retain rather than distribute our net long-term capital gains while treating the capital gain as if distributed. The effect of such an election is that (i) we are required to pay the tax on such gains, (ii) U.S. holders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by us, and (iii) the basis of a U.S. holder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by us) included in the U.S. holder’s long-term capital gains. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain income which we elect to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirement. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating our taxable income.

In the event that such an insufficiency occurs, in order to meet the 90% distribution requirement and maintain our status as a REIT, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, pay taxable stock dividends, or pursue other strategies. We do not currently intend to pay taxable stock dividends. However, if for any taxable year, we have significant amounts of taxable income in excess of available cash flow, we may have to declare dividends in-kind. Pursuant to IRS Revenue Procedure 2010-12, the IRS has indicated that it will treat distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for U.S. federal income tax purposes. In order to qualify for such treatment, IRS Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each stockholder have a right to elect to receive its entire distribution in cash. If too many stockholders elect to receive cash, each stockholder electing to receive cash would receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder’s distribution in cash). IRS Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable dividends payable in cash and/or stock, including on a retroactive basis, or assert that the requirements for such taxable dividends have not been met.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Statutory Relief

If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and they will not be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 15% through 2012 on such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless we distribute any earnings and profits attributable to the period when we failed to qualify. In addition, we may be subject to tax on any built-in gains on property held during the period during which we did not qualify if we sell such property within 10 years of requalification, but only to the extent of our net built-in gain at the time of requalification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Holders of Our Common Stock

REIT Distributions

Distributions Generally. As long as we qualify as a REIT, distributions by us to a U.S. holder out of our current and accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account by such U.S. holder as ordinary income. Dividends paid by us to a corporate U.S. holder will not be eligible for the dividends-received deduction for corporations. In addition, dividends paid by a REIT to a U.S. holder taxed at individual rates generally will not qualify for the 15% U.S. federal income tax rate for “qualified dividend income.” The maximum U.S. federal income tax rate for qualified dividend income received by U.S. holders taxed at individual rates is 15% through 2012. The maximum U.S. federal income tax rate on qualified dividend income is lower than the maximum U.S. federal income tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher U.S. federal income tax rate applicable to ordinary income. However, the 15% U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT U.S. corporations, such as a domestic TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced U.S. federal income tax rate on qualified dividend income, a U.S. holder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. holder’s common stock, and a distribution in excess of the U.S. holder’s tax basis in its common stock will be a taxable gain realized from the sale of such shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “—Taxation of Our Company—General” and “—Taxation of Our Company—Annual Distribution Requirements” above. As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits.

Capital Gain Distributions. Distributions that are designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. If we elect to retain capital gains rather than distribute them, a U.S. holder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. In such a case, a U.S. holder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. holder.

To the extent that we have available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements described under “—Taxation of Our Company—Annual Distribution Requirements” above. Such losses, however, are not passed through to a stockholder of our common stock and do not offset such stockholder’s income from other sources, nor would they affect the character of any distributions that a stockholder receives from us.

Dispositions of Our Common Stock

In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder, less tax deemed paid on it, and reduced by returns of capital. Gain from the sale or disposition of our common stock held for more than one year will generally be long-term capital gain. Capital losses recognized by a U.S. holder upon the disposition of shares of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, there are significant penalties for failure to comply with these requirements. Each prospective holder of our common stock should consult its tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, holders should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest

Distributions made by us and gain arising from the sale or exchange by a U.S. holder of shares of our common stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Information Reporting and Backup Withholding Tax

We will report to a U.S. holder and the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder of our common stock may be subject to backup withholding (currently at a maximum rate of 28%, but currently scheduled to increase to 31% in 2013) with respect to distributions unless such U.S. holder:

■	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

■

provides an accurate taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against a U.S. holder’s income tax liability, provided that proper information is timely provided to the IRS.

U.S. holders should consult their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including applicable tax rates, and the effect of any possible changes in the tax laws.

Taxation of Non-U.S. Holders of Our Common Stock

The rules governing U.S. federal income taxation of holders of shares of our common stock that are not U.S. holders or partnerships for U.S. federal income tax purposes and that are not subject to U.S. federal income tax on a net income basis and that neither own nor have owned actually or constructively more than 5% of our common stock, which we call “non-U.S. holders,” are complex. The following discussion is only a limited summary of these rules.

Prospective non-U.S. holders should consult with their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in our common stock, including any reporting requirements.

REIT Distributions

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, or USRPIs, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A U.S. withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. holders, unless an applicable tax treaty reduces that tax. However, if income from a non-U.S. holder’s investment in our common stock is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or attributable to a permanent establishment that the non-U.S. holder maintains in the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, U.S. federal income tax at graduated rates will generally apply to the non-U.S. holder in the same manner as U.S. holders are taxed with respect to dividends, and the 30% U.S. branch profits tax may also apply if the non-U.S. holder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends, paid to a non-U.S. holder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. holder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a USRPI, will not be taxable to a non-U.S. holder to the extent that they do not exceed the non-U.S. holder’s adjusted tax basis in its common stock. Distributions of this kind will instead reduce the non-U.S. holder’s adjusted tax basis in its common stock. To the extent that distributions of this kind exceed a non-U.S. holder’s adjusted tax basis in its common stock, they will give rise to tax liability if the non-U.S. holder otherwise would have to pay U.S. federal tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, we will withhold U.S. tax at the rate of 30% on the distribution. However, the non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Assuming that our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to gain on our sale of USRPIs will be treated as ordinary dividends rather than as gain from the sale of a USRPI. As a result, non-U.S. holders generally will be subject to U.S. withholding tax on such capital gain distributions in the same manner as they are subject to U.S. withholding tax on ordinary dividends as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gain from sales by us of USRPIs will be taxed to a non-U.S. holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the gain were effectively connected with a U.S. trade or business. Non-U.S. holders would thus be taxed on such a distribution at the normal U.S. federal rates applicable to U.S. holders. A non-U.S. corporate holder not entitled to treaty relief or exemption also might be subject to a 30% U.S. branch profits tax on such a distribution. The applicable withholding agent would be required to withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder generally may credit the amount withheld as set forth in this paragraph against its U.S. federal tax liability.

Dispositions of Our Common Stock

Assuming that our common stock is regularly traded on an established securities market, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain for U.S. federal income tax purposes in the same manner as a U.S. holder.

Furthermore, a non-U.S. holder generally will incur U.S. federal tax on gain not subject to FIRPTA if:

■

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or

■

the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. holder will incur a U.S. federal tax of 30% on his or her net capital gains.

Information Reporting and Backup Withholding Tax

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability by timely filing a refund claim with the IRS.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about                     , 2011, between us and Jefferies & Company, Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of shares of common stock indicated in the table below:

UNDERWRITER	NUMBER OF SHARES OF COMMON STOCK
Jefferies & Company, Inc.
Citigroup Global Markets Inc.
Morgan Keegan & Company Inc.
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated

Total

Jefferies & Company, Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named above.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Any underwriter may make a market in the shares of common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of common stock.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.1 million.

Listing

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “SBRA.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of             additional shares of common stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We and certain of our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

■

sell, offer, contract or grant any option to sell (including any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

■

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■

enter into any swap, hedge or similar arrangement that transfers the economic risk of ownership of shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the shares of common stock on and including the 90 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

■	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, an affiliate of each of Citigroup Global Markets Inc. and RBC Capital Markets, LLC is a lender under our senior secured revolving credit facility. In addition, we will reimburse an affiliate of Jefferies & Company, Inc. for up to $150,000 of certain costs incurred in connection with potential alternative financing transactions for the SNF Portfolio Acquisition explored prior to this offering.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters with respect to this offering will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California, except that certain legal matters with respect to matters of Maryland law, including the validity of the shares of common stock to be issued in this offering, will be passed upon for us by Venable LLP, Baltimore, Maryland, and certain U.S. federal income tax matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement on Form S-11 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011;

(2)	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on May 5, 2011;

(3)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2011, in connection with our Annual Meeting of Stockholders held on June 16, 2011; and

(4)	Our Current Reports on Form 8-K filed on March 31, 2011, May 5, 2011 (with respect to Item 2.01, Item 9.01(a) and Exhibit 2.1 filed under Item 9.01(d) only), June 17, 2011, and July , 2011 and our Current Report on Form 8-K/A filed on July , 2011.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248. The documents may also be accessed on our website at www.sabrahealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. This information may also be accessed on the website we maintain at www.sabrahealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

            Shares

Sabra Health Care REIT, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Jefferies

Citi

Co-Managers

Morgan Keegan

RBC Capital Markets

Stifel Nicolaus Weisel

                    , 2011

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distributions.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$20,028
Financial Industry Regulatory Authority, Inc. filing fee	$17,750
NASDAQ listing fee	$65,000
Legal fees and expenses (including Blue Sky fees)	$583,722
Accounting fees and expenses	$250,000
Printing and engraving expenses	$150,000
Transfer agent fees and expenses	$3,500
Miscellaneous	$10,000

Total	$1,100,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent sales of unregistered securities.

Guarantee of 8.125% Senior Notes Due 2018. On October 27, 2010, our wholly owned subsidiaries, Sabra Health Care Limited Partnership and Sabra Capital Corporation (the “Issuers”), sold $225.0 million aggregate principal amount of 8.125% senior notes due 2018 (the “Notes”) in a private placement. We and certain of our subsidiaries are guarantors of the Notes. Banc of America Securities LLC acted as the representative of the initial purchasers of the Notes. The Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. On March 14, 2011, the Issuers completed an exchange offer to exchange the Notes and the guarantees of the Notes by us and certain of our subsidiaries for new 8.125% senior notes due 2018 and guarantees that have been registered under the Securities Act (the “Exchange Notes”). In connection with the exchange offer, our guarantee of the Notes has been cancelled and we are now a guarantor of the Exchange Notes.

Item 34. Indemnification of officers and directors.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

■	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

■	the director or officer actually received an improper personal benefit in money, property or services; or

■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws require, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our charter and bylaws also permits us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of ours or our predecessor’s.

We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of our company. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a) Financial Statements. See the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on May 5, 2011, which are incorporated by reference herein.

(b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

Ex.	Description
1.1**	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of September 23, 2010, by and between Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included in Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 28, 2010).

2.2	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).†

Ex.	Description
2.3	Purchase and Sale Agreement and Joint Escrow Instructions, dated March 30, 2011, by and between Sabra Health Care REIT, Inc. and CP Sunnyvale Property, Ltd. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on May 5, 2011).

2.4	Purchase and Sale Agreement and Joint Escrow Instructions, dated July 8, 2011, by and between Peninsula Healthcare Services, LLC; Broadmeadow Investment LLC; Capitol Nursing & Rehabilitation Center, L.L.C.; and Pike Creek Healthcare Services LLC, and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on July , 2011).

3.1	Articles of Amendment and Restatement of Sabra Health Care REIT, Inc., dated October 20, 2010, filed with the State Department of Assessments and Taxation of the State of Maryland on October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

3.2	Amended and Restated Bylaws of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

4.1	Indenture, dated October 27, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.1.1	First Supplemental Indenture, dated November 4, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other subsidiaries of Sabra Health Care REIT, Inc. named therein, the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

4.2	Registration Rights Agreement, dated October 27, 2010, by and among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors listed therein and the initial purchasers of the 8.125% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.2.1	Joinder, dated as of November 4, 2010, to the Registration Rights Agreement dated as of October 27, 2010 among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sun Healthcare Group, Inc., the Closing Date Subsidiary Guarantors identified therein and Banc of America Securities LLC, in its individual capacity and as Representative for the other Initial Purchasers (incorporated by reference to Exhibit 4.2.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

4.3	Form of 8.125% Senior Note due 2018 (included in Exhibit 4.1).

5.1*	Opinion of Venable LLP regarding the validity of the securities being offered.

8.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP regarding certain tax matters.

10.1	Tax Allocation Agreement, dated as of September 23, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 10.2 of Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 24, 2010).

10.2	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

Ex.	Description
10.3	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, became effective as of the Separation with respect to the 86 properties owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.4	Form of Guaranty entered into by SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.5	Credit Agreement, dated November 3, 2010, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC and Orchard Ridge Nursing Center LLC, as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.6	Form of Indemnification Agreement entered into with each of the directors and officers of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.7+	Employment Agreement, dated November 22, 2010, by and between Richard K. Matros and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.8+	Employment Agreement, dated November 22, 2010, by and between Harold W. Andrews, Jr. and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.9+	Employment Agreement, dated November 22, 2010, by and between Talya Nevo-Hacohen and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.10+	Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.10.1+	Form of Notice and Terms and Conditions of Stock Unit Award (Time-Based Stock Units) (incorporated by reference to Exhibit 10.10.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.2+	Form of Notice and Terms and Conditions of Stock Unit Award (FFO Units) (incorporated by reference to Exhibit 10.10.2 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.3+	Form of Notice and Terms and Conditions of Stock Unit Award (TSR Units) (incorporated by reference to Exhibit 10.10.3 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.4+	Form of Notice and Terms and Conditions of Stock Unit Award (for Non-Employee Directors) (incorporated by reference to Exhibit 10.10.4 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

Ex.	Description
10.10.5+	Non-Employee Directors Stock-for-Fees Program (incorporated by reference to Exhibit 10.10.5 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.11+	Sabra Health Care REIT, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 (File No. 333-171350) filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.12+	Sabra Health Care REIT, Inc. Directors’ Compensation Policy (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

21.1	List of Subsidiaries of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2010 filed by Sabra Health Care REIT, Inc. on March 3, 2011).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

23.3	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

*	Filed herewith.
**	To be filed by amendment.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.
+	Designates a management compensation plan, contract or arrangement.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 11, 2011.

SABRA HEALTH CARE REIT, INC.

By:	/S/ RICHARD K. MATROS
Richard K. Matros
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard K. Matros and Harold W. Andrews, Jr., and each of them, his attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this registration statement, including any and all pre-effective and post-effective amendments, registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ RICHARD K. MATROS Richard K. Matros	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 11, 2011

/S/ HAROLD W. ANDREWS, JR. Harold W. Andrews, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 11, 2011

/S/ CRAIG A. BARBAROSH Craig A. Barbarosh	Director	July 11, 2011

/S/ ROBERT A. ETTL Robert A. Ettl	Director	July 11, 2011

/S/ MICHAEL J. FOSTER Michael J. Foster	Director	July 11, 2011

/S/ MILTON J. WALTERS Milton J. Walters	Director	July 11, 2011

Exhibit List

Ex.	Description

1.1**	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of September 23, 2010, by and between Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included in Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 28, 2010).

2.2	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).†

2.3	Purchase and Sale Agreement and Joint Escrow Instructions, dated March 30, 2011, by and between Sabra Health Care REIT, Inc. and CP Sunnyvale Property, Ltd. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on May 5, 2011).

2.4	Purchase and Sale Agreement and Joint Escrow Instructions, dated July 8, 2011, by and between Peninsula Healthcare Services, LLC; Broadmeadow Investment LLC; Capitol Nursing & Rehabilitation Center, L.L.C.; and Pike Creek Healthcare Services LLC, and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on July , 2011).

3.1	Articles of Amendment and Restatement of Sabra Health Care REIT, Inc., dated October 20, 2010, filed with the State Department of Assessments and Taxation of the State of Maryland on October 21, 2010 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

3.2	Amended and Restated Bylaws of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 26, 2010).

4.1	Indenture, dated October 27, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.1.1	First Supplemental Indenture, dated November 4, 2010, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other subsidiaries of Sabra Health Care REIT, Inc. named therein, the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

4.2	Registration Rights Agreement, dated October 27, 2010, by and among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors listed therein and the initial purchasers of the 8.125% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on October 27, 2010).

4.2.1	Joinder, dated as of November 4, 2010, to the Registration Rights Agreement dated as of October 27, 2010 among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sun Healthcare Group, Inc., the Closing Date Subsidiary Guarantors identified therein and Banc of America Securities LLC, in its individual capacity and as Representative for the other Initial Purchasers (incorporated by reference to Exhibit 4.2.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

4.3	Form of 8.125% Senior Note due 2018 (included in Exhibit 4.1).

5.1*	Opinion of Venable LLP regarding the validity of the securities being offered.

8.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP regarding certain tax matters.

Ex.	Description

10.1	Tax Allocation Agreement, dated as of September 23, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) (incorporated by reference to Exhibit 10.2 of Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-167040) filed by Sabra Health Care REIT, Inc. on September 24, 2010).

10.2	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.3	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, became effective as of the Separation with respect to the 86 properties owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.4	Form of Guaranty entered into by SHG Services, Inc. (which has been renamed Sun Healthcare Group, Inc.) in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.5	Credit Agreement, dated November 3, 2010, among Sabra Health Care Limited Partnership, Sabra Idaho, LLC, Sabra California II, LLC, Oakhurst Manor Nursing Center LLC, Sunset Point Nursing Center LLC, Sabra New Mexico, LLC, Sabra Ohio, LLC, Sabra Kentucky, LLC, Sabra NC, LLC, Sabra Connecticut II LLC, West Bay Nursing Center LLC and Orchard Ridge Nursing Center LLC, as Borrowers, Sabra Health Care REIT, Inc., as REIT Guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.6	Form of Indemnification Agreement entered into with each of the directors and officers of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 5, 2010).

10.7+	Employment Agreement, dated November 22, 2010, by and between Richard K. Matros and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.8+	Employment Agreement, dated November 22, 2010, by and between Harold W. Andrews, Jr. and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.9+	Employment Agreement, dated November 22, 2010, by and between Talya Nevo-Hacohen and Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Sabra Health Care REIT, Inc. on November 24, 2010).

10.10+	Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.10.1+	Form of Notice and Terms and Conditions of Stock Unit Award (Time-Based Stock Units) (incorporated by reference to Exhibit 10.10.1 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.2+	Form of Notice and Terms and Conditions of Stock Unit Award (FFO Units) (incorporated by reference to Exhibit 10.10.2 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

Ex.	Description

10.10.3+	Form of Notice and Terms and Conditions of Stock Unit Award (TSR Units) (incorporated by reference to Exhibit 10.10.3 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.4+	Form of Notice and Terms and Conditions of Stock Unit Award (for Non-Employee Directors) (incorporated by reference to Exhibit 10.10.4 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.10.5+	Non-Employee Directors Stock-for-Fees Program (incorporated by reference to Exhibit 10.10.5 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

10.11+	Sabra Health Care REIT, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 (File No. 333-171350) filed by Sabra Health Care REIT, Inc. on December 22, 2010).

10.12+	Sabra Health Care REIT, Inc. Directors’ Compensation Policy (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-4 (File No. 333-171820-26) filed by Sabra Health Care REIT, Inc. on January 21, 2011).

21.1	List of Subsidiaries of Sabra Health Care REIT, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2010 filed by Sabra Health Care REIT, Inc. on March 3, 2011).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

23.3	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

*	Filed herewith.
**	To be filed by amendment.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.
+	Designates a management compensation plan, contract or arrangement.